Filed Pursuant to Rule 424(b)(3)

Registration No. 333-182406

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)(3)	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Common Stock, par value $0.01 per share	9,200,000	$23.95	$220,340,000	$25,250.96

(1)	Calculated in accordance with Rule 457(o) and 457(r) and under the Securities Act of 1933 (“Securities Act”).
(2)	$5,689.71 of registration fees have already been paid with respect to $49,007,000 of common stock that was previously registered by the registrant pursuant to Registration Statement No. 333-172369, initially filed on February 18, 2011, as amended by a pre-effective amendment filed on February 28, 2011, and which remains unsold. Pursuant to Rule 457(p) under the Securities Act such previously paid amount is being carried forward to offset against the $25,250.96 registration fee associated with this offering. The registrant deposited $22,920 by wire transfer of same-day funds to the Securities and Exchange Commission’s account at US Bank on June 20, 2012.
(3)	Reflects the issuance of common stock pursuant to an option to purchase additional shares.

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 28, 2012)

8,000,000 Shares

Team Health Holdings, Inc.

Common Stock

The selling stockholders, Ensemble Parent LLC and certain of our officers and directors, are selling 8,000,000 shares of our common stock. Ensemble Parent LLC is selling 7,925,000 shares and certain of our officers and directors are selling 75,000 shares. We will not receive any proceeds from the sale of common stock by the selling stockholders. See “Use of Proceeds.”

Our common stock is listed on The New York Stock Exchange under the symbol “TMH.” On June 28, 2012, the last reported sale price of our common stock was $25.89 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-13 of this prospectus.

	Per Share	Total
Public offering price	$23.95	$191,600,000
Underwriting discounts and commissions	$0.95	$7,600,000
Proceeds, before expenses, to selling stockholders	$23.00	$184,000,000

The underwriters have the option to purchase up to an additional 1,200,000 shares of common stock from Ensemble Parent LLC at the public offering price less underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock against payment in New York, New York on or about July 5, 2012.

Joint Book-Running Managers

Barclays	Citigroup

June 29, 2012

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Terms capitalized but not defined in this prospectus supplement shall have the meaning ascribed to them in the accompanying prospectus.

S-i

You should rely only on the information contained or incorporated by reference in this prospectus or in any free writing prospectus that we authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of the date on the cover page, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, prospects, financial condition and results of operations may have changed since that date.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Team Health is a registered trademark of Team Health, Inc. All other service marks, trademarks and trade names referred to in, or incorporated by reference into, this prospectus are the property of their respective owners. Solely for convenience, our trademarks referred to in this prospectus may appear without the ® symbol, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks.

INDUSTRY AND MARKET DATA

The market data and other statistical information used throughout, or incorporated by reference into, this prospectus are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights the information contained elsewhere or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. We encourage you to read this entire prospectus, including the information incorporated by reference herein, the information included under the caption “Risk Factors” in this prospectus and the financial statements and the notes thereto included or incorporated by reference in this prospectus, before making an investment decision.

Unless the context otherwise requires, references in this prospectus to “TeamHealth,” “we,” “our,” “us” and the “Company” refer to Team Health Holdings, L.L.C. (“Team Health Holdings”) prior to the Corporate Conversion (as defined below) described under the caption “Corporate Conversion” in this prospectus, and Team Health Holdings, Inc. after the Corporate Conversion, and its consolidated subsidiaries and affiliated medical groups. The term “Team Health physicians or providers” or “affiliated providers” includes physicians and/or other healthcare providers who contract with TeamHealth’s affiliated entities. The historical financial statements and financial data included or incorporated by reference in this prospectus are those of Team Health Holdings and its consolidated subsidiaries.

Our Company

We believe we are one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through our seven principal service lines located in 16 regional sites, our more than 7,700 affiliated healthcare professionals provide emergency medicine, anesthesia, hospital medicine, urgent care, and pediatric staffing and management services to more than 750 civilian and military hospitals, clinics, and physician groups in 47 states. We recruit and contract with healthcare professionals who then provide professional services within third-party healthcare facilities. We are a physician-founded organization with physician leadership throughout all levels of our organization. Since our inception in 1979, we have provided outsourced services in emergency departments (“EDs”). We also provide comprehensive programs for hospital medicine (hospitalist), anesthesiology, pediatrics and other healthcare services, by providing permanent staffing that enables the management teams of hospitals and other healthcare facilities to outsource certain management, recruiting, hiring, payroll, billing and collection and benefits functions.

EDs are a significant source of hospital inpatient admissions with a majority of admissions for key medical service lines starting in EDs, making successful management of this department critical to a hospital’s patient satisfaction rates and overall success. This dynamic, combined with the challenges involved in billing and collections and physician recruiting and retention, is a primary driver for hospitals to outsource their clinical staffing and management services to companies such as ours. For the year ended December 31, 2011, our clinicians provided services to over 9.2 million patients within our EDs. Our net revenues from ED contracts increased by approximately 44% from 2007 to 2011, or at a compound annual growth rate of approximately 10.0%. We have long-term relationships with customers under exclusive ED contracts with an approximate 98% renewal rate and a 93% physician retention rate as of December 31, 2011 (calculated on a preceding 12 months basis). The EDs that we staff are generally located in mid-sized to larger hospitals. We believe our experience and expertise in managing the complexities of these high-volume EDs enable our hospital clients to provide higher quality and more efficient physician and administrative services. In this type of setting, we can establish stable long-term relationships, recruit and retain high quality physicians and other providers and staff, and obtain attractive payer mixes and reasonable margins.

The range of services that we provide to our clients includes the following:

•	recruiting, schedule and credential coordination for clinical and non-clinical medical professionals;

•	coding, billing and collection of fees for services provided by medical professionals;

•	provision of experienced medical directors;

•	administrative support services, such as payroll, professional liability insurance coverage, continuing medical education services and management training;

•	claims and risk management services; and

•	standardized procedures.

We are a national company delivering our services through 16 regional operating units located in key geographic markets. This operating model enables us to provide a localized presence combined with the benefits of scale in centralized administrative and other back office functions that accrue to a larger, national company. The teams in our regional offices are responsible for managing our client relationships and providing healthcare administrative services.

Industry Overview

We estimate the size of the domestic outsourced healthcare professional staffing market to be approximately $50 billion. With the increasing complexity of clinical, regulatory, managed care and reimbursement matters in today’s healthcare environment, healthcare facilities are under significant pressure from the government and private payers both to improve the quality and reduce the cost of care. Healthcare facilities seek third-party physician staffing and administrative service providers that not only can improve department quality, productivity and patient satisfaction while reducing overall costs, but also offer a breadth of staffing and management services, billing and reimbursement expertise, a reputation for regulatory compliance, financial stability and a demonstrated ability to recruit and retain qualified physicians, technicians and nurses. For example, many healthcare facilities are not oriented towards collecting large volumes of smaller dollar payments that are typical in the emergency and other specialty departments.

Since EDs represent a majority of admissions for key medical service lines, the operation of an ED has significant implications for hospitals in terms of revenue, cost, quality and the ability to grow market share. According to the American Hospital Association, ED visits increased at a compound annual growth rate of approximately 2.1%, from 103.1 million in 2000 to more than 127.2 million in 2010, and the average number of patient visits per ED grew at a compound annual growth rate of approximately 2.4%, from approximately 22,000 to approximately 28,000 over the same period. In 2000, approximately 12.4% of the U.S. population was 65 years or older, compared with 13.0% in 2010, according to the U.S. Census Bureau. It is predicted by 2030, one in five U.S. residents, or 20% of our total population, will be 65 years or older. As the population continues to age the demand for ED services is expected to increase.

Competitive Strengths

Leading Market Position. We believe we are one of the largest providers of ED staffing and management services in the United States, based upon patient visits and revenue. We are among the top providers of hospital medicine (hospitalist) services in the country and we are a significant provider of contracted staffing of healthcare professionals for military facilities under the U.S. government’s military healthcare system. We believe our ability to spread the cost of our corporate infrastructure over a broad national contract and revenue base generates significant cost efficiencies that are generally not available to smaller competitors. As a full-service provider with a comprehensive understanding of changing healthcare regulations and policies and the management information systems that provide support to manage these changes, we believe we are well positioned to maintain and grow our market share.

Regional Operating Model Supported by a Centralized National Infrastructure. We are a national company serving more than 750 hospital clients and clinics in 47 states from 16 regional operating units. We believe this structure allows us to deliver locally focused service combined with the resources and sophistication of a national organization. Our local presence helps us foster community-based relationships with healthcare facilities, which we believe results in responsive service and high physician retention rates. Our strong relationships in local markets enable us to market our services effectively to both local hospital and military treatment facility administrators, who generally are involved in making decisions regarding contract awards and renewals. Our regional operating units are supported by our centralized national infrastructure, which includes integrated information systems and standardized procedures that we believe enable us to efficiently manage the operations and billing and collections processes. We also provide each of our regional operational sites with centralized staffing support, purchasing economies of scale, payroll administration, coordinated marketing efforts, and risk management. We believe our regional operating model supported by our centralized national infrastructure not only improves productivity and quality of care while reducing the cost of care, but also offers operating leverage to drive economies of scale as we continue to grow.

High Quality Relationships with Clients and Physicians. A key to our success has been our ability to recruit and retain high quality physicians to service our contracts. Our local presence gives us the knowledge to optimally match physicians with our hospitals and their affiliated clinics while our national presence and centralized infrastructure enable us to provide physicians with a variety of attractive client locations, operating flexibility, advanced information and reimbursement systems and standardized procedures. Furthermore, we offer physicians substantial flexibility in terms of geographic location, type of facility, scheduling of work hours, benefit packages and opportunities for relocation and career development. This operating flexibility, combined with fewer administrative burdens on physicians and clients, has resulted in our strong physician retention rate and client renewal rate of approximately 93% and 98% (each as of December 31, 2011 calculated on a preceding 12 months basis), respectively, for our ED operations, which we believe to be among the highest in the industry.

Long-Term Relationships Generating Recurring Contractual Revenue. We have long-term relationships with customers under exclusive ED contracts with an approximate 98% renewal rate as of December 31, 2011 (calculated on a preceding 12 months basis). While our contracts are exclusive in nature with each client facility, they are not contractually long-term (typically three years with rights of termination and extension). We earn our high renewal rate based on our high quality of service and differentiated value proposition to our clients, and as a result, the average tenure for our ED and hospital medicine customers is approximately nine years and our top 50 customers by revenue have an average tenure with us of 13 years. We continue to retain our first two clients who we began serving at the time of our inception in 1979. These long-term relationships have allowed us to generate a recurring revenue stream.

Strong and Stable Financial Profile. One of the important factors that our potential customers evaluate is financial stability. We believe our historically strong financial performance provides us with a competitive advantage in winning new contracts, renewing existing contracts and establishing and maintaining relationships with physicians and hospitals. Our existing customer relationships have generated a diversified revenue stream, with no individual staffing location representing more than 0.7% of our net revenues for the year ended December 31, 2011. Our operations have generated strong operating cash flow, which provides us with significant financial resources after meeting our capital expenditure needs.

Significant Investment in Proprietary Information Systems and Procedures. Our proprietary information systems link our billing, collections, recruiting, scheduling, credentials coordination and payroll functions among our regional operational sites, allowing our best practices and procedures to be delivered and implemented nationally while retaining the familiarity and flexibility of a regionally-based service provider. We have developed and maintained proprietary integrated, advanced systems that allow us to monitor and improve hospital performance, which we believe increases quality and patient satisfaction. These systems include our

Lawson and Hyperion financial accounting and reporting systems, GE Centricity (formerly IDX) Billing System, and our TeamWorks physician database and software package. As a result of these investments and the company-wide application of best practices policies, we believe our average cost per patient billed and average recruiting cost per physician and other healthcare professionals are among the lowest in the industry. The strength of our information systems has enhanced our ability to properly collect patient payments and reimbursements in an orderly and timely fashion and has increased our billing and collections productivity.

Comprehensive and Effective Claims and Risk Management Programs. We have comprehensive claims and risk management programs designed to prevent or minimize medical errors and professional liability claims. These programs include incident reporting and tracking systems, pre-hire testing and screening procedures, staff education, which includes the establishment of a federally qualified Patient Safety Organization, service and review programs, procedures for early intervention in professional liability claims and a risk management quality assurance program. The breadth and depth of our efforts in this area are a critical component of our business strategy and our ability to meet our client retention and acquisition goals. Excluding the effects of adjustments related to prior period reserves, professional liability costs as a percentage of net revenues have declined since our self-insurance program was implemented in 2003, from 6.6% in 2003 to 3.5% in 2011.

Experienced Management Team. Our senior management team has extensive experience in the outsourced physician staffing and administrative services industry and as a group has an average of more than 20 years of experience in the healthcare industry. Our Executive Chairman, H. Lynn Massingale, M.D., co-founded TeamHealth’s predecessor entity in 1979 and has been with TeamHealth ever since. In addition, our senior corporate and regional management team reflects a mix of both physician and non-physician leaders with an average of more than 25 years in the healthcare industry and 13 years of experience with us.

Our Growth Strategies

We intend to utilize our competitive strengths to capitalize on favorable industry trends, including increasing patient volumes, an aging population and increased ED visits, to grow our market share, net revenues, profitability and cash flow by:

Capitalizing on Outsourcing Opportunities to Win New Contracts. As hospitals and other healthcare providers continue to experience pressure from managed care companies and other payers to reduce costs while maintaining or improving their quality of service, we believe hospitals and other contracting parties will increasingly turn to a single source with an established track record of success for outsourced physician staffing and administrative services. We believe we are well-positioned to capitalize on the growth in emergency medicine and our other target outsourcing markets due to our:

•	demonstrated ability to improve productivity, patient satisfaction and quality of care while reducing overall cost to the healthcare facility;

•	successful record of recruiting and retaining high quality physicians and other healthcare professionals;

•	national presence;

•

sophisticated information systems and standardized procedures that enable us to efficiently manage our core staffing and administrative services as well as the complexities of the billing and collections process; and

•	financial strength and resources.

Furthermore, we seek to obtain new contracts that meet our financial targets by:

•	replacing competitors at hospitals that currently outsource their services;

•	obtaining new contracts from healthcare facilities that do not currently outsource; and

•	expanding our present base of military treatment facility contracts by successfully competing for new staffing contracts.

Increasing Revenues from Existing Customers. We have a strong record of achieving growth in revenues from our existing customer base. Our net revenues from existing contracts, which consist of contracts under management from the beginning of a period through the end of the subsequent period, grew by approximately 4.6% and 1.1% on a year-over-year basis in 2011 and 2010, respectively. Our net revenues from existing contracts grew 3.8% for the three months ended March 31, 2012 compared to the three months ended March 31, 2011. We plan to continue to increase revenues from existing customers by:

•	capitalizing on increasing patient volumes;

•	implementing enhanced point of service capture of non-clinical patient data, resulting in improved billing and collection for services rendered;

•	continuing to improve documentation of clinical care delivered, thereby capturing appropriate reimbursement for services provided;

•	negotiating and implementing fee schedule increases, where appropriate;

•	cross-selling additional services within contracted healthcare facilities; and

•	increasing staffing levels and expanding services at current military sites of service to retain patients who might otherwise receive services off-base.

Pursuing Selective Acquisitions. We believe our fragmented industry provides a number of attractive opportunities for acquisitions, as we estimate that approximately 70% of the ED outsourcing market is currently serviced by local and regional groups. Although we believe we are one of the largest providers of outsourced physician staffing and administrative services in the United States, based on revenues, patient visits and number of clients, our current ED and hospital medicine market shares are less than 15%. On April 20, 2012, we completed the acquisition of an anesthesia group in New Jersey and effective May 1, 2012, we completed the acquisition of a physician management and staffing business that provides emergency medicine, hospital medicine, and urgent care in New York, Pennsylvania, Ohio and Texas. Total cash outlay for these acquisitions was $121.3 million with an additional $40.2 million in estimated potential contingent payments. We intend to continue to selectively acquire businesses that would enhance both our strategic and competitive positions and believe we are well-positioned to take advantage of, and integrate, acquisition opportunities.

Enhancing Profitability Through Our Operational Focus. Our regional operating units supported by our centralized national infrastructure is designed to continually drive operating leverage, improve efficiencies and align employee incentives to drive our growth. Our information systems and economies of scale allow us to enhance profitability with revenue growth without compromising the quality of operations or clinical care. Furthermore, we believe our consolidated revenue platform and standardized processes related to managed care contracting, billing, coding, collection and compliance have driven a track record of strong revenue cycle management. We also believe our innovative patient safety and risk management initiatives and robust claims management processes have delivered favorable loss trends.

Increasing Revenues From Additional Clinical Areas. We believe we are well-positioned to increase our market share in hospital medicine (hospitalist), anesthesia, locum tenens, pediatrics and medical call center areas due to our ability to leverage our infrastructure and existing client relationships as well as our recruiting and risk management expertise. We intend to grow our presence in these sectors by adding new clients with whom we do not currently have a relationship and cross-selling these services to our existing clients.

Risks Related to Our Business

Investing in our common stock involves substantial risk. You should carefully consider all of the information in, or incorporated by reference into, this prospectus prior to investing in our common stock. There are several risks related to our business that are described under the caption “Risk Factors” contained in this prospectus. Among these important risks are the following:

•	The current U.S. and global economic conditions could materially adversely affect our results of operations and business condition.

•	The current U.S. and state health reform legislative initiatives could adversely affect our operations and business condition.

•	Laws and regulations that regulate payments for medical services made by government sponsored healthcare programs could cause our revenues to decrease.

•

If governmental authorities determine that we violate Medicare, Medicaid or other government payer reimbursement laws or regulations, we may be liable for penalties, our revenues may decrease and we may have to restructure our method of billing and collecting Medicare, Medicaid or other government program payments, respectively. If third party payers disallow requests for reimbursement, our revenues may decrease and our business practices may be subject to challenge.

•

We could be subject to professional liability lawsuits, some of which we may not be fully insured against or reserved for, which could adversely affect our financial condition and results of operations.

Our Sponsor

Investment funds associated with or designated by The Blackstone Group (the “Sponsor”) currently own, through Ensemble Parent LLC, approximately 53.7% of our voting membership interests. After giving effect to this offering, our Sponsor, through Ensemble Parent LLC, will beneficially own approximately 41.7% of our issued and outstanding common stock (assuming no exercise of the underwriters’ option to purchase additional shares of common stock) and 39.9% of our issued and outstanding common stock (assuming full exercise of the underwriters’ option to purchase additional shares of common stock).

Our principal executive offices are located at 265 Brookview Centre Way, Knoxville, Tennessee 37919, and our telephone number at that address is (865) 693-1000. Our website address is www.teamhealth.com. The information on our website is not part of this prospectus.

Corporate Conversion

In connection with our initial public offering in December 2009 (the “IPO”), Team Health Holdings, L.L.C. was converted from a Delaware limited liability company to a corporation organized under the laws of the State of Delaware (the “Corporate Conversion”). In connection with the Corporate Conversion, each class of limited liability company interests of Team Health Holdings, L.L.C. was converted into shares of common stock of Team Health Holdings, Inc. See “Corporate Conversion” for further information regarding the Corporate Conversion.

Corporate Governance Developments

Upon completion of this offering of the number of shares of common stock set forth on the cover of this prospectus supplement, funds affiliated with the Sponsor will cease to control a majority of the voting power of our outstanding common stock. Should this event occur, we would no longer qualify as a “controlled company” for purposes of the exemptions from the corporate governance standards contained in Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual. Consequently, we would be required to have at least one independent director on each of our nominating and corporate governance and compensation committees upon completion of this offering, a majority of independent directors on those committees within 90 days after the completion of this offering, and fully independent nominating and corporate governance and compensation committees and a majority independent board within one year after the completion of this offering. We would also be required to perform an annual performance evaluation of our nominating and corporate governance and compensation committees. Prior to this offering, our board of directors has determined that one of the members of our compensation committee, none of the members of our nominating committee, all of the members of our audit committee and four of the members of our board of directors are independent for purposes of the NYSE corporate governance standards. Should we no longer qualify as a “controlled company” as a result of this offering, we would intend to appoint additional directors and/or deem certain of our existing directors independent, provided they are able to meet the NYSE independence requirements within the time periods required by the NYSE corporate governance standards.

Recent Developments

The Patient Protection and Affordable Care Act (“PPACA”), signed into law on March 23, 2010, significantly affects the United States healthcare system by increasing access to health insurance benefits for the uninsured and underinsured populations, among other changes. On June 28, 2012, the U.S. Supreme Court (the “Supreme Court”) upheld the constitutionality of the requirement in PPACA that individuals maintain health insurance or pay a penalty (the “individual mandate”) under Congress’s taxing power. The Supreme Court upheld the PPACA provision expanding Medicaid eligibility to new populations as constitutional, but only so long as the expansion of the Medicaid program is optional for the states. States that choose not to expand their Medicaid programs to newly eligible populations in PPACA can only lose the new federal Medicaid funding in PPACA but not their eligibility for existing federal Medicaid matching payments. We believe that upholding the current PPACA law means that there is an increased likelihood that there will be more people in the U.S. marketplace who will have access to health insurance benefits. However, it is unclear what the pricing will be for covered services under those health insurance benefits.

THE OFFERING

Selling stockholders	Ensemble Parent LLC and certain of our officers and directors

Shares of common stock offered by the selling stockholders	8,000,000 shares

Underwriters option to purchase additional shares	1,200,000 shares

Common stock to be outstanding immediately after this offering	66,120,257 shares

Use of proceeds	We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders. The selling stockholders will receive all the net proceeds from the sale of shares of common stock offered by them pursuant to this prospectus.

Dividend policy	We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our ability to pay dividends on our common stock is limited by the covenants of our senior secured credit facilities and may be further restricted by the terms of any future debt or preferred securities. See “Dividend Policy.”

Risk factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NYSE symbol	“TMH”

Unless we indicate otherwise, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional shares of common stock.

The number of shares of common stock to be outstanding immediately after this offering does not reflect:

•	8,364,875 shares of common stock issuable upon exercise of currently outstanding options;

•	4,204,597 additional shares of common stock authorized and reserved for future issuance under our stock incentive plan; and

•	any transactions pursuant to existing 10b5-1 plans of certain executive officers subsequent to June 22, 2012.

SUMMARY CONSOLIDATED FINANCIAL DATA

Team Health Holdings, Inc. is a holding company that conducts no operations and its only material assets are the membership interests of Team Finance LLC, which in turn owns all of our businesses through its wholly owned subsidiary, Team Health, Inc. The historical financial statements and information presented in, or incorporated by reference into, this prospectus are of Team Health Holdings and its consolidated subsidiaries.

The summary historical financial data for the fiscal year ended December 31, 2009 and as of and for the fiscal years ended December 31, 2010 and 2011 have been derived from our audited historical consolidated financial statements and the notes thereto incorporated by reference in this prospectus. The summary historical financial data as of and for the three months ended March 31, 2011 and 2012 have been derived from our unaudited historical consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

Because the data in this table is only a summary and does not provide all of the data contained in our consolidated financial statements, the information should be read in conjunction with “Selected Consolidated Financial Data” included in this prospectus, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, which are incorporated by reference in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(Dollars in thousands, except per share data)
Statement of Operations Data:
Net revenue	$1,423,441	$1,519,264	$1,745,328	$412,494	$478,662
Cost of services rendered (exclusive of depreciation and amortization shown separately below):
Professional service expenses	1,102,091	1,170,208	1,348,255	313,650	371,585
Professional liability costs	32,178	46,356	65,982	14,739	22,308
General and administrative expenses (includes contingent purchase expense of $5,001, $13,311 and $13,575 for the year ended December 31, 2009, 2010 and 2011, respectively, and $2,617 and $6,343 for the three months ended March 31, 2011 and 2012, respectively)	138,307	149,122	169,147	40,754	48,364
Other expenses (income)	35,676	(1,017)	242	(548)	(1,455)
Impairment of intangibles	—	50,293	—	—	—
Depreciation	10,376	11,503	12,208	3,051	3,118
Amortization	7,284	14,416	17,756	3,638	6,116
Interest expense, net	36,679	20,552	12,782	3,277	3,557
(Gain) loss on extinguishment and refinancing of debt	—	17,122	6,022	—	—
Transaction costs	2,120	843	4,149	154	1,227

Earnings from operations before income taxes	58,730	39,866	108,785	33,779	23,842
Provision for income taxes	23,682	33,065	43,264	13,659	9,418

Net earnings attributable to common shareholders	$35,048	$6,801	$65,521	$20,120	$14,424

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(Dollars in thousands, except per share data)
Per Share Data:
Basic net earnings per share	$—	$0.11	$1.01	$0.31	$0.22
Unaudited pro forma basic net earnings per share(1)	$0.71	$—	$—	$—	$—
Weighted average basic shares outstanding (in thousands)	49,427	64,177	65,041	64,475	65,567
Diluted net earnings per share	$—	$0.11	$0.98	$0.31	$0.21
Unaudited pro forma diluted net earnings per share	$0.70	$—	$—	$—	$—
Weighted average diluted shares outstanding (in thousands)	49,747	64,641	66,580	65,593	67,383
Cash Flows Data:
Net cash provided by operating activities	$75,341	$109,866	$98,799	$20,935	$14,433
Net cash used in investing activities	(92,080)	(65,349)	(141,410)	(4,150)	(5,218)
Net cash provided by (used in) financing activities	140,672	(184,511)	22,129	2,031	(8,877)
Other Financial Data:
Adjusted EBITDA(2)	$149,719	$166,271	$188,539	$47,964	$50,671
Professional liability loss reserve adjustments associated with prior years	18,824	7,219	(5,345)	—	(5,165)
Capital expenditures(3)	11,613	11,898	11,977	2,202	2,909
Change in investments at insurance subsidiary(4)	(2,391)	1,088	3,695	2,038	309
Contingent payments included in net cash provided by operating activities	7,500	4,062	15,493	6,870	—

	As of December 31,		As of March 31, 2012
	2010	2011
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$30,337	$9,855	$10,193
Working capital(deficit)(5)	11,346	(1,430)	31,714
Total assets	781,838	928,267	932,005
Total debt(6)	403,750	420,000	408,500
Total shareholders’ equity (deficit)	(68,753)	17,400	35,271

(1)	Per share data has been computed based upon the number of shares of common stock outstanding immediately after our Corporation Conversion applied to historical net income amounts and will give retroactive effect to the conversion of our limited liability company interests into shares of common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Introduction” incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2011 and from our Quarterly Report on Form 10-Q for the three months ended March 31, 2012.
(2)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table below. We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EBITDA, management recognizes and considers the limitations of this measure. Adjusted EBITDA does not reflect certain cash expenses that we are obligated to make, and although depreciation and amortizations are non-cash charges, assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

The following table sets forth a reconciliation of net earnings to Adjusted EBITDA.

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(In thousands)
Net earnings	$35,048	$6,801	$65,521	$20,120	$14,424
Interest expense, net	36,679	20,552	12,782	3,277	3,557
Provision for income taxes	23,682	33,065	43,264	13,659	9,418
Depreciation	10,376	11,503	12,208	3,051	3,118
Amortization	7,284	14,416	17,756	3,638	6,116
Impairment of intangibles(a)	—	50,293	—	—	—
Other expenses (income)(b)	35,676	(1,017)	242	(548)	(1,455)
Loss on extinguishment and refinancing of debt(c)	—	17,122	6,022	—	—
Contingent purchase expense(d)	5,001	13,311	13,575	2,617	6,343
Transaction costs(e)	2,120	843	4,149	154	1,227
Equity based compensation expense(f)	8,510	2,104	4,053	606	1,123
Insurance subsidiary interest income	2,812	2,444	2,244	598	564
Professional liability loss reserve adjustments associated with prior years	(18,824)	(7,219)	5,345	—	5,165
Severance and other charges	1,355	2,053	1,378	792	1,071

Adjusted EBITDA	$149,719	$166,271	$188,539	$47,964	$50,671

(a)	Includes impairment of goodwill of $48,797 and $1,496 for impairment of intangibles for the year ended December 31, 2010.
(b)	Reflects sponsor management fee and loss on disposal of assets in 2009 and gain or loss, as applicable, on sale of assets, realized gains on investments, and changes in fair value of investments associated with the Company’s non-qualified retirement plan in 2010, 2011 and 2012.
(c)	For 2010, reflects the loss on the redemption of the 11.25% Notes, including write-off of deferred financing costs of $4,815. For 2011, reflects the write-off of deferred financing costs of $1,654 from the previous term loan as well as certain fees and expenses associated with the debt refinancing in 2011.
(d)	Reflects contingent purchase compensation expense associated with earnout arrangements on acquisition transactions.
(e)	Reflects expenses associated with acquisition transaction fees.
(f)	For 2009, reflects costs related to the recognition of expense in connection with the issuance of restricted units under the Team Health Inc. 2005 Unit Plan and reflects $4,682 of expense related to options granted in conjunction with the December 2009 initial public offering. For 2010, 2011 and 2012, reflects costs related to options and restricted shares granted under the Team Health Holdings, Inc. 2009 Stock Incentive Plan.

(3)	Reflects expenditures for property and equipment used in our business.
(4)	Reflects the net funding of cash for investments held by our captive insurance subsidiary as reported in our statements of cash flows by netting purchases of investments at insurance subsidiary and proceeds from investments at insurance subsidiary.
(5)	Working capital means current assets minus current liabilities.
(6)	Includes current portion of long-term debt. See Note 13 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference herein for a discussion of long-term debt.

RISK FACTORS

An investment in our common stock involves risks. Before investing in our common stock, you should carefully consider the following information about these risks, together with the other information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. If any of the following risks actually occur, our business, financial condition, operating results and prospects could be adversely affected, which in turn could adversely affect the value of our common stock.

Risks Related to Our Business

The current U.S. and global economic conditions could materially adversely affect our results of operations and business condition.

Our operations and performance depend significantly on economic conditions. The U.S. economy has experienced a prolonged economic downturn. While economic conditions have recently improved, there is continued uncertainty regarding the timing or strength of any economic recovery. If the current economic situation remains weak or deteriorates further, our business could be negatively impacted by reduced demand for our services or third-party disruptions resulting from higher levels of unemployment, government budget deficits and other adverse economic conditions. For example, loss of jobs and lack of health insurance as a result of the deterioration of the economy could depress demand for healthcare services generally. Patient volume trends in our staffed hospital EDs could be adversely affected as individuals potentially defer or forgo seeking care in such departments due to the loss or reduction of coverage previously available to such individuals under commercial insurance or government healthcare programs. In addition, the continuation of the economic downturn may adversely impact our ability to collect for the services we provide as higher unemployment and reductions in commercial managed care enrollment may increase the number of uninsured and underinsured patients seeking healthcare at one of our staffed EDs. We could also be negatively affected if the federal government or the states reduce funding of Medicare, Medicaid and other federal and state healthcare programs in response to increasing deficits in their budgets. For example, debt ceiling legislation enacted on August 2, 2011 established a bipartisan, bicameral panel to identify up to $1.5 trillion in spending cuts. The failure of that panel to reach consensus has triggered 2% across-the-board cuts in Medicare reimbursement starting in 2013 unless Congress and the current presidential administration decide to enact a new law to modify these sequestration obligations.

Additionally, private third-party payers may take cost-containment measures, including lowering reimbursement rates or increasing patient co-payments and deductibles, which could adversely affect our business. Any of these risks, among other economic factors, could have a material adverse effect on our financial condition and operating results, and the risks could become more pronounced if the problems in the U.S. and global economies become worse.

The current U.S. and state health reform legislative or implementation initiatives could adversely affect our operations and business condition.

On March 23, 2010, President Obama signed into law the Patient Protection and Affordable Care Act (“PPACA”) which significantly affects the United States healthcare system. One of PPACA’s key goals is to increase access to health benefits for the uninsured or underinsured populations. PPACA also includes Medicare payment and delivery reforms aimed at containing costs, rewarding quality and improving outcomes through coordinated care arrangements. For example, PPACA reduces annual payment rates for Medicare providers, implements productivity adjustments to the hospital market basket update, and reduces Medicare Disproportionate Share Hospital payments to hospitals. Payments to hospitals will also be reduced if the hospital has excessive readmission rates or hospital acquired conditions. PPACA requires the creation of a value-based purchasing program, starting in 2013, that rewards hospitals for improving on or achieving performance standards related to quality measures. PPACA also requires the establishment of a physician value-based payment system, starting on January 1, 2015, that would adjust payments to high performing physicians through the use of a “value-modifier”. In the 2012 Medicare Physician Fee Schedule (“MPFS”), the Centers for

Medicare & Medical Services (“CMS”) finalized 2013 as the evaluation period for the 2015 payment adjustment. PPACA also provides Medicare bonus payments to primary care physicians and general surgeons practicing in health professional shortage areas. PPACA includes provisions to test new payment and delivery models, such as accountable care organizations, bundled payment arrangements, and patient-centered medical homes, which require collaboration among providers and integration of care in order to reduce costs and increase quality. There are similar reductions and reforms under the Medicaid program. Some key provisions in PPACA involve new federal rules related to private health insurance offerings. For example, there is a new review for unreasonable premium increases and new medical loss ratio obligations designed to maximize benefits to consumers. These and other new federal rules in PPACA are expected to create pricing pressure on private health insurance premiums. As a result, there may be pricing pressure for providers such as the affiliated provider groups of the company. PPACA also includes provisions that expand and increase the government’s ability to audit, investigate and combat healthcare program fraud, abuse and waste.

On June 28, 2012, the Supreme Court upheld the constitutionality of the requirement in PPACA that individuals maintain health insurance or pay a penalty under Congress’s taxing power. The Supreme Court upheld the PPACA provision expanding Medicaid eligibility to new populations as constitutional, but only so long as the expansion of the Medicaid program is optional for the states. States that choose not to expand their Medicaid programs to newly eligible populations in PPACA can only lose the new federal Medicaid funding in PPACA but not their eligibility for existing federal Medicaid matching payments. We believe that upholding the current PPACA law means that there is an increased likelihood that there will be more people in the U.S. marketplace who will have access to health insurance benefits. However, it is unclear what the pricing will be for covered services under those health insurance benefits.

Some states also have pending similar health reform legislative initiatives. Both federal and state changes to the healthcare system put pressure on our operations and business condition. The focus on payment and delivery reforms may require us to improve efficiencies and possibly to develop new collaborative arrangements as efforts to transform healthcare delivery are tested.

Laws and regulations that regulate payments for medical services made by government sponsored or government regulated healthcare programs could cause our revenues to decrease.

Our affiliated provider groups derive a significant portion of their net revenues from payments made by government sponsored healthcare programs such as Medicare and state reimbursed programs. There are public and private sector pressures to restrain healthcare costs and to restrict reimbursement rates for medical services. Any change in reimbursement policies, practices, interpretations, regulations or legislation that places limitations on reimbursement amounts or practices could significantly affect hospitals, and consequently affect our operations unless we are able to renegotiate satisfactory contractual arrangements with our hospital clients and contracted physicians. Any such limitations on reimbursement amounts or practices also could significantly affect direct payments received by our affiliated provider groups, which would consequently affect our operations unless such reductions are offset through cost reductions, increased volume or otherwise.

Certain changes to payor mix may also affect our revenue and business operations. PPACA is expected to bring into the covered health benefits population approximately 31 million new lives. Some will be covered under private health insurance. Others will be covered under optional new eligibility standards for Medicaid. Historically and generally speaking, payment rates from private health insurance for physician services have been greater than the Medicaid rates for the same services. However, at this time we cannot accurately estimate the payment rates for these new lives. Our revenue could be adversely impacted if states aggressively pursue lower rates or cost containment strategies as a result of any expansion of their existing Medicaid programs to include newly eligible populations under PPACA. This possible expansion comes at a time of increasing state budget deficits. Also, as states create exchanges to facilitate coverage for new lives, there may be increased pricing pressure on providers, regardless of payer.

Under Medicare law CMS is required to update the MPFS payment rates annually based on a formula which includes application of the sustainable growth rate, or SGR, that was adopted in the Balanced Budget Act of 1997. This formula has yielded negative updates every year beginning in 2002, although CMS was able to take administrative steps to avert a reduction in 2003, and Congress has taken a series of legislative actions to prevent reductions from 2004 through 2012. Because the SGR reductions are cumulative, if the SGR had been applied for 2012 the reduction in physician fees would have been almost 30%. There have been numerous recommendations to repeal the SGR but none have met with Congressional approval because of the cost to the Medicare program if it were repealed.

In November 2011, CMS released the final rule to update the 2012 MPFS. Included in the final rule are changes in reimbursement that are overall budget neutral, but redistribute payments between different medical specialties. We estimate that the final rule reduces 2012 reimbursement rates to emergency medicine physicians (and, consequently, any other affiliated providers whose reimbursement rates are tied to the MPFS) by 1.5% and increases 2012 reimbursement rates to anesthesiologists by 1%.

Any future reductions in amounts paid by government programs for physician services or changes in methods or regulations governing payment amounts or practices could cause our revenues to decline and we may not be able to offset reduced operating margins through cost reductions, increased volume or otherwise.

If governmental authorities determine that we violate Medicare, Medicaid or other government payer reimbursement laws or regulations, our revenues may decrease and we may have to restructure our method of billing and collecting Medicare, Medicaid or other government program payments, respectively. If third party payers disallow requests for reimbursement, our revenues may decrease and our business practices may be subject to challenge.

The Medicare Prescription Drug Improvement and Modernization Act of 2003 amended the Medicare reassignment statute as of December 8, 2003 to permit our independent contractor physicians to reassign their right to receive Medicare payments to us. We have restructured our method of billing and collecting Medicare payments in light of this statutory reassignment exception. In addition, state Medicaid programs have similar reassignment rules. While we seek to comply substantially with applicable Medicaid reassignment regulations, government authorities may find that we do not comply in all respects with these regulations.

We may staff physician assistants and nurse practitioners, sometimes referred to collectively as mid-level practitioners, to provide care under the supervision of physicians. State and federal laws require that such supervision be performed and documented using specific procedures. We believe our billing and documentation practices related to our use of mid-level practitioners substantially comply with applicable state and federal laws, but enforcement authorities may find that our practices violate such laws.

When our clinicians’ services are covered by multiple third-party payers, such as a primary and a secondary payer, financial responsibility must be allocated among the multiple payers in a process known as “coordination of benefits,” or COB. The rules governing COB are complex, particularly when one of the payers is Medicare or another government program. Although we believe we currently have procedures in place to assure that we comply with applicable COB rules and that we process refunds appropriately when we receive overpayments, payers or enforcement agencies may determine that we have violated these requirements.

Reimbursement is typically conditioned on our providing the correct procedure and diagnosis codes and properly documenting both the service itself and the medical necessity of the service. Despite our measures to ensure coding accuracy, third-party payers may disallow, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable, that the service was not medically necessary, that there was a lack of sufficient supporting documentation, or for other reasons. Incorrect or incomplete documentation and billing information, or the incorrect selection of codes, could result in nonpayment, recoupment or allegations of billing fraud.

Management is not aware of any material inquiry, investigation or notice from any governmental entity indicating that we are in violation of any of the Medicare, Medicaid or other government payer reimbursement laws and regulations. However, such laws and related regulations and regulatory guidance may be ambiguous or contradictory, and may be interpreted or applied by prosecutorial, regulatory or judicial authorities in ways that we cannot predict. Accordingly, our arrangements and business practices may be the subject of government scrutiny or be found to violate applicable laws.

We may incur substantial costs defending our interpretations of federal and state government regulations and if we lose, the government could force us to restructure our operations and subject us to fines, monetary penalties and exclusion from participation in government-sponsored health care programs such as Medicare and Medicaid.

Our operations, including our billing and other arrangements with healthcare providers, are subject to extensive federal and state government regulation and are subject to audits, inquiries and investigations from government agencies from time to time. Such regulations include numerous laws directed at payment for services, conduct of operations, and preventing fraud and abuse, laws prohibiting general business corporations, such as us, from practicing medicine, controlling physicians’ medical decisions or engaging in some practices such as splitting fees with physicians, and laws regulating billing and collection of reimbursement from government programs, such as Medicare and Medicaid, and from private payers. Those laws may have related rules and regulations that are subject to interpretation and may not provide definitive guidance as to their application to our operations, including our arrangements with hospitals, physicians and professional corporations. See “Business—Regulatory Matters.”

We believe we are in substantial compliance with these laws, rules and regulations based upon what we believe are reasonable and defensible interpretations of these laws, rules and regulations. However, federal and state laws are broadly worded and may be interpreted or applied by prosecutorial, regulatory or judicial authorities in ways that we cannot predict. Accordingly, our arrangements and business practices may be the subject of government scrutiny or be found to violate applicable laws. If federal or state government officials challenge our operations or arrangements with third parties that we have structured based upon our interpretation of these laws, rules and regulations, the challenge could potentially disrupt our business operations and we may incur substantial defense costs, even if we successfully defend our interpretation of these laws, rules and regulations. In addition, if the government successfully challenges our interpretation as to the applicability of these laws, rules and regulations as they relate to our operations and arrangements with third parties, it may have a material adverse effect on our business, financial condition and results of operations.

In the event regulatory action were to limit or prohibit us from carrying on our business as we presently conduct it or from expanding our operations to certain jurisdictions, we may need to make structural, operational and organizational modifications to our company and/or our contractual arrangements with third party payers, physicians, professional corporations and hospitals. Our operating costs could increase significantly as a result. We could also lose contracts or our revenues could decrease under existing contracts. Moreover, our financing agreements may also prohibit modifications to our current structure and consequently require us to obtain the consent of the holders of such indebtedness or require the refinancing of such indebtedness. Any restructuring would also negatively impact our operations because our management’s time and attention would be diverted from running our business in the ordinary course.

For example, while we believe that our operations and arrangements comply substantially with existing applicable laws relating to the corporate practice of medicine and fee splitting, we cannot assure you that our existing contractual arrangements, including restrictive covenant agreements with physicians, professional corporations and hospitals, will not be successfully challenged in certain states as unenforceable or as constituting the unlicensed practice of medicine or prohibited fee splitting. In this event, we could be subject to adverse judicial or administrative interpretations or to civil or criminal penalties, our contracts could be found to be legally invalid and unenforceable or we could be required to restructure our contractual arrangements with our affiliated provider groups.

We and the health care providers for which we provide staffing are subject to billing investigations and audits by private payers, federal and state authorities, as well as auditing contractors for governmental programs that could have a material adverse effect on our business, financial conditions and results of operations.

State and federal statutes impose substantial penalties, including civil and criminal fines, exclusion from participation in government healthcare programs and imprisonment, on entities or individuals (including any individual corporate officers or physicians deemed responsible) that fraudulently or wrongfully bill to or fail to refund historic incorrect payments to governmental or other third-party payers for healthcare services. In addition, federal and certain state laws allow a private person to bring a civil action in the name of the U.S. government for false billing violations or other types of false claims. Moreover, the federal government has contracted with private entities to audit and recover revenue resulting from payments made in excess of federal and state program requirements. These entities include Recovery Audit Contractors, or RACs, who are responsible for auditing Medicare claims, and Medicaid Integrity Contractors, who are responsible for auditing Medicaid claims. The RAC program was expanded from a demonstration to a permanent Medicare program in 2006, and was further expanded by PPACA in 2010 to include Medicaid and Medicare Parts C (the Medicare Advantage plans) and D (the Medicare Drug benefit). In addition, Zone Program Integrity Contractors are responsible for the identification of suspected fraud through medical record review. We believe that additional audits, inquiries and investigations from government agencies will continue to occur from time to time in the ordinary course of our business, including as a result of our arrangements with hospitals and healthcare providers. In addition, we may be subject to increased audits from private payers and pursuant to federal criminal statutes that relate to our billings to private payers. This could result in substantial defense costs to us and a diversion of management’s time and attention. Such pending or future audits, inquiries or investigations, or the public disclosure of such matters, may have a material adverse effect on our business, financial condition and results of operations.

We are subject to complex rules and regulations that govern our licensing and certification, and the failure to comply with these rules can result in delays in, or loss of, reimbursement for our services or civil or criminal sanctions.

We, our affiliated entities, providers and the facilities in which they operate are subject to various federal, state and local licensing and certification laws and regulations and accreditation standards and other laws relating to, among other things, the adequacy of medical care, equipment, personnel and operating policies and procedures. We are also subject to periodic inspection by governmental and other authorities to assure continued compliance with the various standards necessary for licensing and accreditations.

In certain jurisdictions, changes in our ownership structure require pre- or post-notification to governmental licensing and certification agencies. Relevant laws and regulations may also require re-application and approval to maintain or renew operating authorities or require formal application and approval to continue providing services under certain government contracts.

The relevant laws and regulations are complex and may be unclear or subject to interpretation. We pursue the steps we believe we must take to retain or obtain all requisite operating authorities. While we have made reasonable efforts to substantially comply with federal, state and local licensing and certification laws and regulations and accreditation standards based upon what we believe are reasonable and defensible interpretations of these laws, regulations and standards, agencies that administer these programs may find that we have failed to comply in some material respects. Failure to comply with these licensing, certification and accreditation laws, regulations and standards could result in our affiliated providers’ services being found non-reimbursable or prior payments being subject to recoupment, and can give rise to civil or, in extreme cases, criminal penalties.

In order to receive payment from Medicare, Medicaid and certain other government programs, healthcare providers are required to enroll in these programs by completing complex enrollment applications. PPACA requires all providers and suppliers that enrolled in Medicare prior to March 25, 2011 to revalidate their enrollment information under new screening criteria. Revalidation is taking place on a rolling basis until March 23, 2015. Certain government programs, including the Medicare and Medicaid programs, require notice or re-enrollment when certain ownership changes occur. Generally, in jurisdictions where we are required to obtain a new licensing authority, we may also be required to re-enroll in that jurisdiction’s government payer program. If the payer requires us to complete the re-enrollment process prior to submitting reimbursement requests, we may be delayed in receiving payment, receive refund requests or be subject to recoupment for services provided in the interim.

Compliance with these change in ownership requirements is complicated by the fact that they differ from jurisdiction to jurisdiction, and in some cases are not uniformly applied or interpreted even within the same jurisdiction. Failure to comply with these enrollment and reporting requirements could lead not only to delays in payment and refund requests, but in extreme cases could give rise to civil (including refunding of payments for services rendered and other monetary penalties) or criminal penalties in connection with prior changes in our operations and ownership structure. While we made reasonable efforts to comply with these requirements in connection with prior changes in our operations and ownership structure, the agencies that administer these programs may find that we have failed to comply in some material respects.

We could be subject to professional liability lawsuits, some of which we may not be fully insured against or have reserved for, which could adversely affect our financial condition and results of operations.

In recent years, physicians, hospitals and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories such as negligent hiring, supervision and credentialing, and vicarious liability for acts of their employees or independent contractors. Many of these lawsuits involve large claims and substantial defense costs. Although we do not engage in the practice of medicine or provide medical services nor do we control the practice of medicine by our affiliated physicians or affiliated medical groups or the compliance with regulatory requirements applicable to such physicians and physician groups, we have been and are involved in this type of litigation, and we may become so involved in the future. In addition, through our management of hospital departments and provision of non-physician healthcare personnel, patients who receive care from physicians or other healthcare providers affiliated with medical organizations and physician groups with whom we have a contractual relationship could sue us.

Effective March 12, 2003, we began insuring our professional liability risks principally through a program that includes self-insurance reserves, commercial insurance and a captive insurance company arrangement. Under our current professional liability insurance program our exposure for claim losses under professional liability insurance policies provided to affiliated physicians and other healthcare practitioners is limited to the amounts of individual policy coverage limits. However, in situations where we have opted to retain risk, there is generally no limitation on the exposure associated with the aggregate cost of claims that fall within individual policy limits provided to affiliated physicians and other healthcare practitioners. Also, there is no limitation on exposures for individual or aggregate professional liability losses incurred by us or other corporate entities that exceed policy loss limits under commercial insurance policies. Further, we may be exposed to individual claim losses in excess of limits of coverage under historical insurance programs. While our provisions for professional liability claims and expenses are determined through actuarial estimates, such actuarial estimates may be exceeded by actual losses and related expenses in the future. Claims, regardless of their merit or outcome, may also adversely affect our reputation and ability to expand our business.

We could also be liable for claims against our clinicians for incidents that occurred but were not reported during periods for which claims-made insurance covered the related risk. Under generally accepted accounting principles, the cost of professional liability claims, which includes the estimated costs associated with litigating or settling claims, is accrued when the incidents that give rise to the claims occur. The accrual includes an estimate of the losses that will result from incidents, which occurred during the claims-made period, but were not reported during that period. These claims are referred to as incurred-but-not-reported claims, or IBNR claims. With respect to those clinicians for whom we provide coverage for claims that occurred during periods prior to March 12, 2003, we have acquired extended reporting period coverage, or tail coverage, for IBNR claims from a commercial insurance company. Claim losses for periods prior to March 12, 2003 may exceed the limits of available insurance coverage or reserves established by us for any losses in excess of such insurance coverage limits.

Furthermore, for those portions of our professional liability losses that are insured through commercial insurance companies, we are subject to the credit risk of those insurance companies. While we believe our commercial insurance company providers are currently creditworthy, such insurance companies may not remain so in the future.

The reserves that we have established for our professional liability losses are subject to inherent uncertainties and any deficiency may lead to a reduction in our net earnings.

We have established reserves for losses and related expenses that represent estimates at a given point in time involving actuarial and statistical projections of our expectations of the ultimate resolution and administration of costs of losses incurred for professional liability risks for the period on and after March 12, 2003. We have also established a reserve for potential losses in excess of commercial insurance aggregate coverage limits for the period prior to March 12, 2003. Insurance reserves are inherently subject to uncertainty. Our reserves are based on historical claims, demographic factors, industry trends, severity and exposure factors and other actuarial assumptions. Studies of projected ultimate professional liability losses are performed at least annually. We use the actuarial estimates to establish professional liability loss reserves. Our reserves could be significantly affected should current and future occurrences differ from historical claim trends and expectations. While claims are monitored closely when estimating reserves, the complexity of the claims and the wide range of potential outcomes often hampers timely adjustments to the assumptions used in these estimates. Actual losses and related expenses may deviate, perhaps substantially, from the reserve estimates reflected in our financial statements. If our estimated reserves are determined to be inadequate, we will be required to increase reserves at the time of such determination, which would result in a corresponding reduction in our net earnings in the period in which such deficiency is determined. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Insurance Reserves” and Note 14 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference herein.

We depend on reimbursements by third-party payers, as well as payments by individuals, which could lead to delays and uncertainties in the reimbursement process.

We receive a substantial portion of our payments for healthcare services on a fee for service basis from third-party payers, including Medicare, Medicaid, the U.S. government’s military healthcare system and other governmental programs, private insurers and managed care organizations. We estimate that we have received approximately 70% and 63% of our net revenues from such third-party payers during 2011 and 2010, respectively. We estimate that such amounts included approximately 17% from Medicare in both 2011 and 2010 and 11% from Medicaid programs in both 2011 and 2010.

The reimbursement process is complex and can involve lengthy delays. Third-party payers continue their efforts to control expenditures for healthcare, including proposals to revise reimbursement policies. While we recognize revenue when healthcare services are provided, there can be delays before we receive payment. In addition, third-party payers may disallow, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable under plan coverage, that services provided were not medically necessary, that services rendered in an ED did not require ED level care or that additional supporting documentation is necessary. Retroactive adjustments may change amounts realized from third-party payers. We are subject to governmental audits of our reimbursement claims under Medicare, Medicaid, the U.S. government’s military healthcare system and other governmental programs and may be required to repay these agencies if found that we were incorrectly reimbursed. Delays and uncertainties in the reimbursement process may adversely affect accounts receivable, increase the overall costs of collection and cause us to incur additional borrowing costs.

We also may not be paid with respect to co-payments and deductibles that are the patient’s financial responsibility or in those instances when physicians provide healthcare services to uninsured or underinsured individuals. Amounts not covered by third-party payers are the obligations of individual patients from whom we may not receive whole or partial payment. We also may not receive whole or partial payments from uninsured and underinsured individuals. As a result of government laws and regulations requiring hospitals to screen and treat patients who have an emergency medical condition regardless of their ability to pay and our obligation to provide such screening or treatment, a substantial increase in self-pay patients could result in increased costs associated with physician services for which sufficient net revenues are not realized to offset such additional physician service costs. In such an event, our earnings and cash flow would be adversely affected, potentially affecting our ability to maintain our restrictive debt covenant ratios and meet our financial obligations.

We make efforts to collect from patients any co-payments and other payments for services that our affiliated providers provide to the patients. The federal Fair Debt Collection Practices Act restricts the methods that companies may use to contact and seek payment from consumer debtors regarding past due accounts. State laws vary with respect to debt collection practices, although most state requirements are similar to those under the Fair Debt Collection Practices Act. If our collection practices are viewed as inconsistent with these standards, we may be subject to damages and penalties.

While federal healthcare reform should decrease the number of uninsured and underinsured persons in future years, the risks associated with third-party payers, co-payments and deductibles and uninsured individuals and the inability to monitor and manage accounts receivable successfully could still have a material adverse effect on our business, financial condition and results of operations. Furthermore, our collection policies or our provisions for allowances for Medicare, Medicaid and contractual discounts and doubtful accounts receivable may not be adequate.

We are subject to the financial risks associated with fee for service contracts which could decrease our revenues, including changes in patient volume, mix of insured and uninsured patients and patients covered by government sponsored healthcare programs and third party reimbursement rates.

We derive our revenues from ED services provided by affiliated provider groups primarily through two types of arrangements. If we have a flat fee contract with a hospital, the hospital bills and collects fees for physician services and remits a negotiated amount to us monthly. If there is a fee for service contract with a hospital, either we or our affiliated provider groups collect the fees for professional services. Consequently, under fee for service contracts, we assume the financial risks related to changes in the mix of insured, uninsured and underinsured patients and patients covered by government sponsored healthcare programs, third party reimbursement rates and changes in patient volume. We are subject to these risks because under fee for service contracts, fees decrease if a smaller number of patients receive physician services or if the patients who do receive services do not pay their bills for services rendered or we are not fully reimbursed for services rendered. Our fee for service contractual arrangements also involve a credit risk related to services provided to uninsured and underinsured individuals. This risk is exacerbated in the hospital ED physician-staffing context because federal law requires hospital EDs to evaluate all patients regardless of the severity of illness or injury and to stabilize any patient with an emergency medical condition. We believe that uninsured and underinsured patients are more likely to seek care at hospital EDs because they frequently do not have a primary care physician with whom to consult. We also collect a relatively smaller portion of our fees for services rendered to uninsured and underinsured patients than for services rendered to insured patients. In addition, fee for service contracts also have less favorable cash flow characteristics in the start-up phase than traditional flat-rate contracts due to longer collection periods. Our revenues could also be reduced if third-party payers successfully negotiate lower reimbursement rates for our physician services.

Failure to timely or accurately bill for services could have a negative impact on our net revenues before provision for uncollectibles, bad debt expense and cash flow.

Billing for ED visits in a hospital setting and other physician-related services is complex. The practice of providing medical services in advance of payment or, in many cases, prior to assessment of ability to pay for such services, may have a significant negative impact on our net revenues before provision for uncollectibles, bad debt expense and cash flow. We bill numerous and varied payers, including self-pay patients, various forms of commercial insurance companies and Medicare, Medicaid, the U.S. government’s military healthcare system and other government programs. These different payers typically have differing forms of billing requirements that must be met prior to receiving payment for services rendered. Reimbursement to us is typically conditioned on our providing the proper procedure and diagnosis codes. Incorrect or incomplete documentation and billing information could result in non-payment for services rendered. In addition, PPACA requires that all claims must be submitted within 12 months of the date of service in order to be paid, unless the delay is due to coordination of benefits.

Additional factors that could complicate our billing include:

•	disputes between payers as to which party is responsible for payment;

•	variation in coverage for similar services among various payers;

•	the difficulty of adherence to specific compliance requirements, coding and various other procedures mandated by responsible parties;

•	failure to obtain proper physician enrollment and documentation in order to bill various commercial and governmental payers;

•	failure to identify and obtain the proper insurance coverage for the patient; and

•	failure to properly code for services rendered.

To the extent that the complexity associated with billing for our services causes delays in our cash collections, we assume the financial risk of increased carrying costs associated with the aging of our accounts receivable as well as the increased potential for bad debts.

In addition, the majority of the patient visits for which we bill payers are processed in one of three regional billing centers. A disruption of services at any one of these locations could result in a delay in billing and thus cash flows to us, as well as potential additional costs to process billings in alternative settings or locations. In 2011, our billing centers processed approximately 90% of our patient visit billings using a common automated billing system. While we employ what we believe are adequate back-up alternatives in the event of a main computer site disaster, failure to execute our back-up plan successfully or timely may cause a significant disruption to our cash flows and temporarily increase our billing costs. In the event that we do not timely or accurately bill for our services, our net revenues may be subject to a significant negative impact.

If we are unable to timely enroll healthcare professionals in the Medicare or Medicaid programs, or with third-party payers, our collections and revenues will be harmed.

In the 2009 MPFS, CMS substantially reduced the time within which physicians and other healthcare professionals can retrospectively bill Medicare for services provided by such providers from 27 months prior to the effective date of the enrollment to 30 days prior to the effective date of the billing privileges. In addition, the new enrollment rules set forth in the 2009 MPFS provide that the effective date of the enrollment will be the later of the date on which the enrollment was filed and approved by the Medicare contractor and the date on which the healthcare professional began providing services. PPACA also adds new screening requirements for enrollment and re-enrollment, as well as enhanced oversight periods for new providers and suppliers, and new requirements for Medicare and Medicaid program providers and suppliers to establish compliance programs. If we are unable to properly enroll our physicians and other healthcare professionals within the 30 days after such provider begins providing services, we will be precluded from billing Medicare for any services that were provided to a Medicare beneficiary more than thirty days prior to the effective date of the enrollment. Such failure to timely enroll healthcare professionals could have a material adverse effect on our business, financial condition and results of operations. Enrollment challenges with the Medicaid programs and third-party payers could also have a material adverse effect on our business, financial condition and results of operations.

A reclassification of our independent contractor physicians by tax authorities could require us to pay retroactive taxes and penalties, which could have a material adverse effect on us.

As of December 31, 2011, we have contracted with approximately 2,800 affiliated physicians as independent contractors to fulfill our contractual obligations to clients. Because we consider many of the physicians with whom we contract to be independent contractors, as opposed to employees, we do not withhold federal or state income or other employment related taxes, make federal or state unemployment tax or Federal Insurance Contributions Act payments, or provide workers’ compensation insurance with respect to such affiliated physicians. Our contracts with our independent contractor physicians obligate these physicians to pay these taxes. The classification of physicians as independent contractors depends on the facts and circumstances of the relationship. In the event federal or state taxing authorities determine that the physicians engaged as independent contractors are employees, we may be adversely affected and subject to retroactive taxes and penalties. Under current federal tax law, a safe harbor from reclassification, and consequently retroactive taxes and penalties, is available if our current treatment is consistent with a long-standing practice of a significant segment of our industry and if we meet certain other requirements. If challenged, we may not prevail in demonstrating the applicability of the safe harbor to our operations. Further, interested persons have recently proposed to eliminate the safe harbor and may do so again in the future. If such proposals are reintroduced and passed by Congress, they could impact our classification of independent contractor physician which could have a material adverse effect on our business, financial condition and results of operations.

Our practices with respect to the classification of our independent contractors have periodically been reviewed by the Internal Revenue Service, or IRS, with no adjustments or changes to our practices required as a result of such review. The IRS completed its most recent review of our affiliated provider groups in 2007 with no proposed changes. The IRS relied on the results of prior reviews in 2000 and 2001 and our adherence to the conditions of the safe harbor provisions. Nonetheless, the tax authorities may decide to reclassify our independent contractor physicians as employees or require us to pay retroactive taxes and penalties, which could have a material adverse effect on our business, financial condition and results of operations.

A significant number of our programs are concentrated in certain states, particularly Florida and Tennessee, which makes us particularly sensitive to regulatory, economic and other conditions, including natural disasters, in those states.

During the year ended December 31, 2011, Florida and Tennessee accounted for approximately 16% and 15%, respectively, of our net revenues. If our programs in these states are adversely affected by changes in regulatory, economic and other conditions, including natural disasters, in such states, our revenues and profitability may decline.

We derive a portion of our net revenues from services provided to the U.S. Department of Defense within the Military Health System Program, or MHS Program. These revenues are derived from contracts subject to a competitive bidding process.

We are a vendor of healthcare professionals that serve military personnel and their dependents in military treatment facilities nationwide. Our net revenues derived from military healthcare staffing totaled $152.1 million in 2009, $91.7 million in 2010 and $85.6 million in 2011. During the fourth quarter of 2010, we recognized a non-tax deductible charge of $48.8 million to reduce the carrying value of the goodwill associated with this division.

Most of our contracts within the MHS Program have a term of one year. Under a number of these contracts, the government has the option to renew the contract each year for an additional one-year term, subject to a specified maximum number of renewal terms (anywhere from one to four renewal terms). Those contracts without any renewal option are subject to an automatic rebidding and award process at the end of the one-year term. Each contract with a renewal option will become subject to the automatic rebidding and award process upon the earlier of (i) the government electing not to exercise its annual renewal option of such contract or (ii) the expiration of the final renewal term for such contract. In addition, all contracts, including contracts with renewal options, can be terminated by the government at any time without notice. The outcome of any rebidding and award process is uncertain and we may not be awarded new contracts. Our contracts with renewal options may not be so renewed and the government may exercise its rights to terminate the contracts.

In addition, we provide services within the MHS Program pursuant to subcontracting arrangements where we serve as a subcontractor to a primary contractor, generally a small business, that has entered into a direct contract with the government. Subcontracting arrangements pose unique risks to us because our ability to generate revenue under the subcontract is contingent upon the continued existence of the primary contract, which is beyond our control. If the primary contract is terminated, whether for non-performance by the primary contractor, the loss of the primary contractor’s small business status or otherwise, then our subcontract will similarly terminate. Any loss of or failure to renew contracts within the MHS Program may have a material adverse effect on our business, financial condition and results of operations.

We may become involved in litigation that could harm the value of our business.

In the normal course of our business, we are involved in lawsuits, claims, audits and investigations, including those arising out of services provided, personal injury claims, professional liability claims, our billing and marketing practices, employment disputes and contractual claims. The outcome of these matters could have a material adverse effect on our financial position or results of operations. We do not believe that any such claims that may be pending are likely to have such an effect. However, we may become subject to future lawsuits, claims, audits and investigations that could result in substantial costs and divert our attention and resources. In addition, since our current growth strategy includes acquisitions, among other things, we may become exposed to legal claims arising out of the activities of an acquired business prior to the time of any acquisition.

Our quarterly operating results may fluctuate significantly and may cause the value of our common stock to decline, which could affect our ability to raise new capital for our business.

Our quarterly operating results may vary significantly in the future depending on many factors that may include, but are not limited to, the following:

•	the overall patient demand for healthcare services;

•	our ability to accurately receive and process on a timely basis billing related information and other demographic factors that in turn can affect our fee for service revenue estimates;

•	the relative proportion of revenues we derive from various services;

•	increased competition in our local markets;

•	changes in our operating expenses;

•	our ability to recruit and train new physicians in new or existing local markets;

•	changes in our business strategy; and

•	economic and political conditions, including fluctuations in interest rates and tax increases.

Fluctuations in our quarterly operating results could affect our ability to raise new capital for our business.

Our revenues could be adversely affected by a net loss of contracts.

A significant portion of our growth has historically resulted from increases in the number of patient visits and fees for services provided under existing contracts and the addition and acquisition of new contracts. Our contracts with hospitals for ED staffing generally have terms of three years and include automatic renewal options under similar terms and conditions, unless either party gives notice of an intent not to renew. Most of these contracts are terminable by either of the parties upon notice of as little as 90 days. These contracts may not be renewed or, if renewed, may contain terms that are not as favorable to us as our current contracts. In most cases, the termination of a contract is principally due to either an award of the contract to another source of provider staffing or termination of the contract by us due to a lack of an acceptable profit margin. Additionally, to a much lesser extent, contracts may be terminated due to such conditions as a hospital facility closing because of facility mergers or a hospital attempting to provide themselves the service being provided by us. Our current military contracts, which are in the form of direct contracts with military treatment facilities, generally have terms of one year and in many cases grant renewal options to the military. Such renewal options typically are for one to four years. We may experience a net loss of contracts in the future and any such net loss may have a material adverse effect on our operating results and financial condition.

Our failure to accurately assess the costs we will incur under new contracts could have a material adverse effect on our business, financial condition and results of operations.

Our new contracts increasingly involve a competitive bidding process. When we obtain new contracts, we must accurately assess the costs we will incur in providing services in order to realize adequate profit margins and otherwise meet our financial and strategic objectives. Increasing pressures from healthcare payers to restrict or reduce reimbursement rates at a time when the costs of providing medical services continue to increase make assessing the costs associated with the pricing of new contracts, as well as maintenance of existing contracts, more difficult. In addition, integrating new contracts, particularly those in new geographic locations, could prove more costly, and could require more management time than we anticipate. Our failure to accurately predict costs or to negotiate an adequate profit margin could have a material adverse effect on our business, financial condition and results of operations.

If we are not able to find suitable acquisition candidates or successfully integrate completed acquisitions into our current operations, we may not be able to profitably operate our consolidated company.

Between 2006 and 2011, acquisitions have contributed approximately 25.4% toward overall growth in net revenues during this period. We expect to continue to seek opportunities to grow through attractive acquisitions. However, our acquisition strategy could present some challenges. Some of the difficulties we could encounter include: problems identifying all service and contractual commitments of the acquired entity, evaluating the stability of the acquired entity’s hospital contracts, integrating financial and operational software, accurately projecting physician and employee costs, and evaluating their regulatory compliance. Our acquisition strategy is also subject to the risk that, in the future, we may not be able to identify suitable acquisition candidates, be successful in expanding into new lines of business, obtain acceptable financing or consummate desired acquisitions, any of which could inhibit our growth. Additionally, we compete for acquisitions with other potential acquirers, some of which may have greater financial or operational resources than we do. This competition may intensify due to the ongoing consolidation in the healthcare industry, which may increase our acquisition costs. Also, we may acquire individual or group medical practices that operate with lower profit margins as compared with our current or expected profit margins or which have a different payor mix than our other practice groups, which would reduce our profit margins. We may also incur or assume indebtedness or issue equity in connection with acquisitions. The issuance of shares of our common stock for an acquisition may result in dilution to our existing shareholders and depending on the number of shares that we issue, the resale of such shares could affect the trading price of our common stock. In addition, in connection with acquisitions, we may need to obtain the consent of third parties who have contracts with the entity to be acquired, such as managed care companies or hospitals contracting with the entity. We may be unable to obtain these consents. If we fail to integrate acquired operations, fail to manage the cost of providing our services or fail to price our services appropriately, our operating results may decline.

Furthermore, the diversion of management’s attention and any delays or difficulties encountered in connection with the integration of businesses we acquire could negatively impact our business and results of operations. Finally, as a result of our acquisitions of other healthcare businesses, we may be subject to the risk of unanticipated business uncertainties or legal liabilities relating to such acquired businesses for which we may not be indemnified by the sellers of the acquired businesses.

If we fail to implement our business strategy, our business, financial condition and results of operations could be materially and adversely affected.

Our future financial performance and success are dependent in large part upon our ability to implement our business strategy successfully. Our business strategy envisions several initiatives, including increasing revenues from existing customers, capitalizing on outsourcing opportunities to win new contracts, focusing on risk management and pursuing selected acquisitions. We may not be able to implement our business strategy successfully or achieve the anticipated benefits of our business plan. If we are unable to do so, our long-term growth and profitability may be adversely affected. Even if we are able to implement some or all of the initiatives of our business plan successfully, our operating results may not improve to the extent we anticipate, or at all.

If we do not manage our growth effectively, our financial condition may be adversely affected.

Even if we are successful in obtaining new business, failure to manage our growth could adversely affect our financial condition. We may experience extended periods of very rapid growth. If we are not able to manage our growth effectively, our business and financial condition could materially suffer. Our growth may significantly strain our managerial, operational and financial resources and systems. To manage our growth effectively, we will have to continue to implement and improve our operational, financial and management controls, reporting systems and procedures. In addition, we must effectively expand, train and manage our employees. We will be unable to manage our businesses effectively if we are unable to alleviate the strain on resources caused by growth in a timely and successful manner. We may not be able to manage our growth and our failure to do so could have a material adverse effect on our business.

We may be required to seek additional financing to meet our future capital needs and our failure to raise capital when needed could harm our competitive position, business, financial condition and results of operations.

Continued expansion of our business may require additional capital. In the future, it is possible that we will be required to raise additional funds through public or private financings, collaborative relationships or other arrangements. Global credit markets and the financial services industry have been experiencing a period of unprecedented turmoil, characterized by the bankruptcy, failure or sale of various financial institutions and an unprecedented level of intervention from the U.S. and other governments. These events have led to unparalleled levels of volatility and disruption to the capital and credit markets and have significantly adversely impacted global economic conditions, resulting in additional, significant recessionary pressures and further declines in investor confidence and economic growth. Despite significant government intervention, global investor confidence remains low and credit remains relatively scarce. These disruptions in the financial markets, including the bankruptcy and restructuring of certain financial institutions, may adversely impact the current availability of credit and the availability and cost of credit in the future. Accordingly, if we need to seek additional funding, we may be significantly reduced in our ability to attract public or private financings or financial partners or relationships as a source of additional capital. In addition, this additional funding, if needed, may not be available on terms attractive to us, if at all. Furthermore, any additional debt financing, if available, may involve restrictive covenants that could restrict our ability to raise additional capital or operate our business. Our failure to raise capital when needed could harm our competitive position, business, financial condition and results of operations.

If we are not able to successfully recruit and retain qualified physicians and other healthcare providers to serve as our independent contractors or employees, our net revenues could be adversely affected.

Our affiliated provider groups provide facility-based services in virtually all types of settings. These include urban and suburban hospitals as well as rural and remote facilities. Our ability to recruit and retain affiliated physicians and qualified personnel for such settings can significantly affect our performance at such facilities. Certain of these locations present difficulties in recruiting providers due to limits on compensation, facility and equipment availability, reduced back-up by other specialists and personal and family lifestyle preferences. In addition, a number of our client hospitals increasingly demand a greater degree of specialized skills, training and experience in the physicians who staff their contracts. This decreases the number of physicians who are qualified to staff potential and existing contracts.

In general, recruiting physicians to staff contracts in regions of the country for economically disadvantaged hospitals is challenging. Occasionally, the recruiting of providers may not occur quickly enough to fill all openings with permanent staff. In these situations, clinical shifts are often filled temporarily by our existing clinicians from other areas of our company. If such assistance is not available for any reason, we utilize staffing from our locum tenens company to fill the staffing need until a permanent candidate is identified. Finally, if the aforementioned alternatives are unsuccessful, we contract with one of the many third-party locum tenens companies that exist to provide these services to healthcare facilities or companies such as ours.

Our ability to attract and retain clinicians depends on several factors, including our ability to provide competitive benefits and wages. If we do not increase benefits and wages in response to increases by our competitors, we could face difficulties attracting and retaining qualified healthcare personnel. In addition, if we raise wages in response to our competitors’ wage increases and are unable to pass such increases on to our clients, our margins could decline, which could adversely affect our business, financial condition and results of operations.

Additionally, our ability to recruit physicians is closely regulated. For example, the types, amount and duration of assistance we can provide to recruited physicians are limited by the Stark law (as defined below), the Anti-kickback Statutes (as defined below), state anti-kickback statutes, and related regulations. For example, the Stark law requires, among other things, that recruitment assistance can only be provided to physicians who meet certain geographic and practice requirements, that the amount of assistance cannot be changed during the term of the recruitment agreement, and that the recruitment payments cannot generally benefit physicians currently in practice in the community beyond recruitment costs actually incurred by them. In addition to these legal requirements, there is competition from other communities and facilities for these physicians, and this competition continues after the physician is practicing in one of our communities.

Our non-competition and non-solicitation contractual arrangements with some affiliated physicians and professional corporations may be successfully challenged in certain states as unenforceable, which could have a material adverse effect on us.

We have contracts with physicians in many states. State laws governing non-competition and non-solicitation agreements vary from state to state. Some states prohibit non-competition and non-solicitation contractual arrangements with physicians or are otherwise reluctant to strictly enforce such agreements. In such event, we would be unable to prevent former affiliated physicians and professional corporations from soliciting our contracts or otherwise competing with us, potentially resulting in the loss of some of our hospital contracts and other business which could adversely impact our business, financial condition and results of operations.

The high level of competition in our industry could adversely affect our contract and revenue base.

The provision of outsourced physician staffing and administrative services to hospitals and clinics is characterized by a high degree of competition. Competition for outsourced physician and other healthcare staffing and administrative service contracts is based primarily on:

•	the ability to improve department productivity and patient satisfaction while reducing overall costs;

•	the breadth of staffing and management services offered;

•	the ability to recruit and retain qualified physicians, technicians and other healthcare providers;

•	billing and reimbursement expertise;

•	a reputation for compliance with state and federal regulations; and

•	financial stability, demonstrating an ability to pay providers in a timely manner and provide professional liability insurance.

Such competition could adversely affect our ability to obtain new contracts, retain existing contracts and increase our profit margins. We compete with national and regional healthcare services companies and physician groups. In addition, some of these entities may have greater access than we do to physicians and potential clients. All of these competitors provide healthcare services that are similar in scope to some, if not all, of the services we provide. Although we and our competitors operate on a national or regional basis, the majority of the targeted hospital community for our services engages local physician practice groups to provide services similar to the services we provide. We therefore also compete against local physician groups and self-operated hospital EDs for satisfying staffing and scheduling needs.

The military has changed its approach toward providing most of its outsourced healthcare staffing needs through direct provider contracting on a competitive bid basis. As a result, competition for such outsourced military staffing contracts may be affected by such factors as:

•	the lowest bid price;

•	the ability to meet technical government bid specifications;

•	the ability to recruit and retain qualified healthcare providers; and

•

restrictions on the ability to competitively bid based on restrictive government bid lists or bid specifications designed to award government contracts to targeted business ownership forms, such as those determined to meet small business or minority ownership qualifications.

Our services and quality screening considerations may not result in the lowest competitive bid price and thus result in a failure to win contracts where the decision is based strictly on pricing considerations.

Our business depends on numerous complex information systems, some of which are licensed from third parties, and any failure to successfully maintain these systems or implement new systems or any disruptions in our information systems could materially harm our operations.

Our business depends on complex, integrated information systems and standardized procedures for operational, financial and billing operations. We may not be able to enhance existing information systems or implement new information systems where necessary. Additionally, we license certain of our information systems, and these licenses may be terminated, or may no longer be available at all or on terms that are acceptable to us. Furthermore, we may experience unanticipated delays, complications and expenses in implementing, integrating and operating our systems. In addition, our information systems may require modifications, improvements or replacements that may require substantial expenditures and may require interruptions in operations during periods of implementation. Implementation of these systems is further subject to the availability of information technology and skilled personnel to assist us in creating and implementing the systems. We also provide certain vendors (either within the U.S. or abroad) with limited access to portions of our complex information systems.

Any system failure that causes a disruption to, or impacts the availability of, our information systems could adversely affect our operations. Although our information systems are protected through a secure hosting facility and additional backup remote processing capabilities exist in the event our primary systems fail, our systems are vulnerable to computer viruses, break-ins, cyberattacks, disruptions caused by unauthorized tampering or outages caused by natural disasters. In the event our systems remain inaccessible for an extended period of time, our ability to maintain billing and clinical records reliably, bill for services efficiently, maintain our accounting and financial reporting accurately and otherwise conduct our operations would be impaired. Furthermore, our operations rely on the reliable and secure processing, storage and transmission of confidential and other information in our computer systems and networks. In the event we experience security breaches of our information systems, we could be subject to liabilities under privacy and security laws and suffer significant reputational harm. Although we believe we have robust information security procedures and other safeguards in place, we may be required to expend additional resources to continue to enhance our information security measures and/or to investigate and remediate any information security vulnerabilities.

There are evolving standards in the healthcare industry relating to electronic medical records and e-prescribing. In 2006, both the Office of Inspector General (the “OIG”) and CMS issued exceptions to the Stark law and safe harbors to the federal Anti-Kickback Statute for certain e-prescribing arrangements and established the conditions under which entities may donate to physicians (and certain other recipients under the safe harbor)

interoperable electronic health records software, information technology and training services. Additionally, the rules permit hospitals and certain other entities to provide physicians (and certain other recipients under the safe harbor) with hardware, software, or information technology and training services necessary and used solely for electronic prescribing. Both rules are permissive, meaning that if requirements are met, they permit the offering or furnishing of free or discounted technology to referral sources. However, the government has signaled its interest in making certain universal e-prescribing and electronic health records mandatory. Legislation enacted under the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009 (“ARRA”) requires the government to work to adopt standards-based electronic health records. Final regulations issued in July 2010 establish the technical capabilities required for certified electronic health records, as well as “meaningful use” objectives that providers must meet to qualify for bonus payments under the Medicare Program. In March 2012, CMS issued a proposed rule specifying Stage 2 criteria that providers must meet to qualify for “meaningful use” bonus payments. Providers who first attested to Stage 1 criteria in 2011 will have to begin using Stage 2 criteria in 2014. CMS is also in the process of issuing a series of regulations designed to streamline health care administrative transactions, encourage greater use of standards by providers, and make existing standards work more effectively. We are devoting resources to facilitate connectivity to hospital systems or otherwise develop e-prescribing and electronic medical record capabilities. The failure to successfully implement and maintain operational, financial and billing information systems could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to protect our proprietary technology and services, which form the basis of our complex information systems, our competitive position could be adversely affected.

Our success depends in part on our ability to protect our proprietary technology and services. To do so, we rely upon a combination of trade secret, copyright, trade and service mark, and patent law, as well as confidentiality and other contractual restrictions. These legal means, however, afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Despite our efforts to protect our proprietary technology and services, unauthorized persons may be able to copy, reverse engineer or otherwise use some of our technology or services. It is also possible that others will develop and market similar or better technology or services to compete with us. For these reasons, we may have difficulty protecting our proprietary technology and services. Any of these events could have a material adverse effect on our competitive position. Furthermore, litigation may be necessary to protect our proprietary technology and services, which is often costly, time-consuming and a diversion of management’s attention from our business.

Loss of key personnel and/or failure to attract and retain highly qualified personnel could make it more difficult for us to generate cash flow from operations and service our debt.

Our success depends to a significant extent on the continued services of our core senior management team of H. Lynn Massingale, M.D., Executive Chairman; Greg Roth, President and Chief Executive Officer; David Jones, Executive Vice President, Chief Financial Officer; Heidi Allen, Senior Vice President, General Counsel; Oliver Rogers, President, Hospital Based Services; and Joseph Carman, Chief Administrative Officer as well as the leaders of major components of our company. If one or more of these individuals were unable or unwilling to continue in his present position, our business would be disrupted and we might not be able to find replacements on a timely basis or with the same level of skill and experience. Finding and hiring any such replacements could be costly and might require us to grant significant incentive compensation, which could adversely impact our financial results.

We may be subject to criminal or civil sanctions if we fail to comply with privacy regulations regarding the use and disclosure of patient information.

Numerous state, federal and international laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability and integrity of patient health information, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). In the provision of services to our customers, we and our third party vendors (either within the U.S. or abroad) may collect, use, maintain and transmit patient health information in ways that are subject to many of these laws and regulations. The three rules that were promulgated pursuant to HIPAA that could most significantly affect our business are the Standards for Electronic Transactions, or Transactions Rule; the Standards for Privacy of Individually Identifiable Health Information, or Privacy Rule; and the Security Standards for the Protection of Electronic Protected Health Information, or Security Rule.

HIPAA applies to covered entities, which include our affiliated provider groups, professional corporations and lay business corporations that employ physicians to furnish professional medical services, and most healthcare facilities and health plans that contract with us for our services. HIPAA also applies to “business associates” of covered entities, individuals and entities that provide services for or on behalf of covered entities. We are a business associate to our affiliated provider groups and to those other covered entities to which we provide services that involve our receipt of protected health information. Other federal and state laws restricting the use and protecting the privacy of patient health information also apply to us directly by law or indirectly through contractual obligations to our customers that are directly subject to the laws.

The Transactions Rule establishes format and data content standards for eight of the most common healthcare transactions. When we perform billing and collection services on behalf of our customers, we may be engaging in one or more of these standard transactions and are required to conduct those transactions in compliance with the required standards. The Privacy Rule restricts the use and disclosure of patient information, requires entities to safeguard that information and to provide certain rights to individuals with respect to that information. The Security Rule establishes elaborate requirements for safeguarding patient health information transmitted or stored electronically.

The Privacy Rule and Security Rule require the development and implementation of detailed policies, procedures, contracts and forms to assure compliance. We have implemented such compliance measures, but we may be required to make additional costly system purchases and modifications to comply with evolving HIPAA rules and our failure to comply may result in liability and adversely affect our business.

The National Provider Identifier Rule establishes the standard for a unique health identifier for healthcare providers for use in the healthcare system along with implementation specifications for obtaining and using the identifier. In general, this rule requires a covered healthcare provider and any subpart of the covered entity that would be a covered healthcare provider if it were a separate legal entity, to apply for a provider identifier and use it in the standard transactions. We completed the process of obtaining the necessary national provider identifiers, or NPIs, for our existing providers in 2007, and continue to seek NPIs for new providers, as necessary.

The HIPAA rules also require covered entities to contractually obligate certain of their contractors who may receive protected health information during the course of rendering services on behalf of that entity, to abide by certain burdensome business associate contract requirements. We enter into these contracts as business associates of our customers who contract for the use of our protocols and services and with vendors who perform services on our behalf.

ARRA and regulations that are being promulgated under ARRA include additional requirements related to the privacy and security of patient health information. As part of these additional requirements, ARRA extends compliance with the Privacy Rule and Security Rule to business associates, requires, in certain instances, the reporting of incidents to individuals, the Secretary of the Department of Health and Human Services (the “HHS”) and, in some circumstances, the media, where the security of patient health information has been compromised, and provides state attorneys general with enforcement authority for the Privacy Rule and Security Rule. We face potential administrative, civil and criminal sanctions if we do not comply with the existing or new laws and regulations, as well as possible harm to our reputation. Imposition of these sanctions could have a material adverse effect on our operations.

Federal and state consumer laws are being applied increasingly by the Federal Trade Commission, or FTC, and state attorneys general to regulate the collection, use and disclosure of personal or patient health information, through web sites or otherwise, and to regulate the presentation of web site content. Courts may also adopt the standards for fair information practices promulgated by the FTC that concern consumer notice, choice, security and access.

Numerous other federal and state laws protect the confidentiality, privacy, availability, integrity and security of patient information. These laws in many cases are more restrictive than, and not preempted by, the HIPAA rules and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our customers and potentially exposing us to additional expense, adverse publicity and liability. We may not remain in compliance with the diverse privacy requirements in all of the jurisdictions in which we do business.

New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we must handle healthcare related data, and the cost of complying with standards could be significant. If we do not properly comply with existing or new laws and regulations related to patient health information, we could be subject to criminal or civil sanctions. See “Business—Regulatory Matters.”

If we fail to comply with federal or state anti-kickback laws, we could be subject to criminal and civil penalties, loss of licenses and exclusion from Medicare, Medicaid and other federal and state healthcare programs, which could have a material adverse effect on our business, financial condition and results of operations.

Section 1128B(b) of the Social Security Act (“SSA”) commonly referred to as the “Anti-Kickback Statute”, prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring, ordering, leasing, purchasing or arranging for or recommending the ordering, purchasing or leasing of items or services payable by the Medicare and Medicaid programs or any other federally funded healthcare program. The Anti-Kickback Statute is very broad in scope, and many of its provisions have not been uniformly or definitively interpreted by courts or regulations.

In the operation of our business, we pay various healthcare providers or other referral sources for items or services they provide to us, and healthcare providers or other referral sources pay us for items or services we provide to them. In addition, we have non-financial relationships with referral sources. All of our financial relationships with healthcare providers and other referral sources, and with referral recipients (such as service agreements, equipment leases and space leases) potentially implicate the Anti-Kickback Statute, and some of our non-financial relationships may implicate the Anti-Kickback Statute. In addition, most of the states in which we operate also have adopted laws similar to the Anti-Kickback Statute, although some of them are broader and apply regardless of the source of payment for the item or service provided.

Violations of the Anti-Kickback Statute and similar state laws may result in significant fines, imprisonment and exclusion from the Medicare, Medicaid and other federal or state healthcare programs. Such fines and exclusion could have a material adverse effect on our business, financial condition and results of operations. While we believe that our arrangements with healthcare providers and other referral sources and recipients fall within applicable safe harbors or otherwise do not violate the law, there can be no assurance that federal or state regulatory authorities will not challenge these arrangements under anti-kickback laws. See “Business—Regulatory Matters.”

If the OIG, the Department of Justice or other federal regulators determine that certain of our management services arrangements with hospitals where we are compensated based upon a percentage of charges generated by the physician services rendered to patients at the hospital violate the Anti-Kickback Statute, we could be subject to criminal and civil penalties, loss of licenses and exclusion from Medicare, Medicaid and other federal and state healthcare programs, which could have a material adverse effect on our business, financial condition and results of operations.

In the operation of our business, we provide outsourced physician staffing and administrative services to hospitals and other healthcare providers through contractual arrangements with physicians and hospitals. In some instances, we may enter into contractual arrangements that provide that, as compensation for staffing a hospital department, we will receive a percentage of charges generated by the physician services rendered to patients seeking treatment in the department.

In 1998, the OIG issued an advisory opinion in which it concluded that a proposed management services contract between a medical practice management company and a physician practice, which provided that the management company would be reimbursed for the fair market value of its operating services and its costs and paid a percentage of net practice revenues, may constitute illegal remuneration under the Anti-Kickback Statute. The OIG’s analysis focused on the marketing activities conducted by the management company and concluded that the management services arrangement described in the advisory opinion included financial incentives to increase patient referrals, contained no safeguards against overutilization and included financial incentives that increased the risk of abusive billing practices.

While we believe that the nature of our business and our contractual relationships with hospitals and physicians are distinguishable from the arrangement described in this advisory opinion with regard to both the types of services provided and the risk factors identified by the OIG, regulatory authorities may challenge these arrangements under the Anti-Kickback Statute. Violations of the Anti-Kickback Statute may result in significant fines, imprisonment and exclusion from the Medicare, Medicaid and other federal or state healthcare programs. Such fines and exclusion could have a material adverse effect on our business, financial condition and results of operations.

If we fail to comply with federal and state physician self-referral laws and regulations as they are currently interpreted or may be interpreted in the future, or if other legislative restrictions are issued, we could incur a significant loss of reimbursement revenue and be subject to significant monetary penalties, which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to federal and state laws and regulations that limit the circumstances under which physicians who have a financial relationship with entities that furnish certain specified healthcare services may refer to such entities for the provision of such services, including inpatient and outpatient hospital services, clinical laboratory services, home health services, physical therapy services, occupational and physical therapy services, radiology and other imaging services and certain other diagnostic services. These laws and regulations also prohibit such entities from billing for services provided in violation of the laws and regulations.

We have financial relationships with physicians and hospitals in the form of compensation arrangements for services rendered. In addition, we have financial relationships with physicians to the extent they own an equity interest in us. While we believe our compensation arrangements with physicians and hospitals are in material compliance with applicable laws and regulations, government authorities might take a contrary position or prohibited referrals may occur. Further, because we cannot be certain that we will have knowledge of all physicians who may hold an indirect ownership interest, referrals from any such physicians may cause us to violate these laws and regulations.

Violation of these laws and regulations may result in the prohibition of payment for services rendered, significant fines and penalties, and exclusion from Medicare, Medicaid and other federal and state healthcare programs, any of which could have a material adverse effect on our business, financial condition and results of operations. In addition, expansion of our operations to new jurisdictions, new interpretations of laws in our existing jurisdictions or new physician self-referral laws could require structural and organizational modifications of our relationships with physicians to comply with those jurisdictions’ laws. Such structural and organizational modifications could result in lower profitability and failure to achieve our growth objectives. See “Business—Regulatory Matters.”

We could experience a loss of contracts with physicians or be required to sever relationships with our affiliated provider groups in order to comply with antitrust laws.

Our contracts with physicians include contracts with physicians organized as separate legal professional entities (e.g., professional medical corporations) and as individuals. As such, the antitrust laws deem each such physician/practice to be separate, both from us and from each other and, accordingly, each such physician/practice is subject to a wide range of laws that prohibit anti-competitive conduct among separate legal entities or individuals. A review or action by regulatory authorities or the courts that is negative in nature as to the relationship between us and the physicians/practices with which we contract, could force us to terminate our contractual relationships with physicians and affiliated professional corporations. Since we derive a significant portion of our revenues from these relationships, our revenues could substantially decrease. Moreover, if any review or action by regulatory authorities required us to modify our structure and organization to comply with such action or review, our debt covenants may not permit such modifications, thereby requiring us to obtain the consent of the holders of such indebtedness or requiring the refinancing of such indebtedness.

If changes in laws or regulations affect our operations, including our arrangements with physicians, professional corporations, hospitals and other facilities, and third party payers, we may incur additional costs, lose contracts and suffer a reduction in revenue under existing contracts and we may need to refinance our debt or obtain debt holder consent.

Legislators have introduced and may introduce in the future numerous proposals in the U.S. Congress and state legislatures relating to various healthcare issues. We do not know the ultimate content, timing or effect of any healthcare legislation, nor is it possible at this time to estimate the impact of potential legislation. Further, although we exercise care in structuring our arrangements with physicians, professional corporations, hospitals and other facilities to comply in all significant respects with applicable law: (1) government officials charged with responsibility for enforcing those laws may assert that we, or arrangements into which we have entered, violate those laws or (2) governmental entities or courts may not ultimately interpret those laws in a manner consistent with our interpretation.

In addition to the regulations referred to above, aspects of our operations are also subject to state and federal statutes and regulations governing workplace health and safety and, to a small extent, the disposal of medical waste.

Changes in ethical guidelines and operating standards of professional and trade associations and private accreditation commissions such as the American Medical Association and The Joint Commission may also affect our operations.

Accordingly, changes in existing laws and regulations, adverse judicial or administrative interpretations of these laws and regulations or enactment of new legislation could adversely affect our operations. If restructuring our relationships becomes necessary, this could cause our operating costs to increase significantly. A restructuring could also result in a loss of contracts or a reduction in revenues under existing contracts. Moreover, if these laws require us to modify our structure and organization to comply with these laws, our financing agreements may prohibit such modifications and require us to obtain the consent of the holders of such indebtedness or require the refinancing of such indebtedness.

Risks Related to Our Indebtedness

Our substantial indebtedness could adversely affect our financial condition, our ability to operate our business, react to changes in the economy or our industry and pay our debts and could divert our cash flow from operations for debt payments.

We have a significant amount of indebtedness. As March 31, 2012 our total indebtedness was $408.5 million, excluding amounts available under our senior secured revolving credit facility, which provides aggregate availability of up to $225.0 million, of which $16.0 million was drawn (without giving effect to $6.0 million of undrawn letters of credit which reduces such availability) as of March 31, 2012. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, which is incorporated by reference herein. A 0.25% increase in the expected rate of interest under our senior secured credit facilities would increase our annual interest expense by approximately $1.0 million.

Our substantial debt could have important consequences, including the following:

•	it may be difficult for us to satisfy our obligations, including debt service requirements under our outstanding debt;

•	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements or other general corporate purposes may be impaired;

•

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes;

•	we are more vulnerable to economic downturns and adverse industry conditions and our flexibility to plan for, or react to, changes in our business or industry is more limited;

•

our ability to capitalize on business opportunities and to react to competitive pressures, as compared to our competitors, may be compromised due to our high level of debt and the restrictive covenants in our credit agreement;

•	our ability to borrow additional funds or to refinance debt may be limited; and

•

it may cause potential or existing customers or physicians to not contract with us due to concerns over our ability to meet our financial obligations, such as the payment of physicians or insuring against our professional liability risks, under such contracts.

Furthermore, all of our debt under our senior secured credit facilities bears interest at variable rates. We are subject to an increase in rates under our Term A loan and revolving credit facility in the event our leverage ratio increases. If these rates were to increase significantly, the risks related to our substantial debt would intensify.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although our credit agreement contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. If we incur additional debt above the levels currently in effect, the risks associated with our leverage, including those described above, would increase. The senior secured revolving credit facility provides aggregate availability of up to $225.0 million, of which $16.0 million was drawn (excluding $6.0 million in undrawn outstanding letters of credit which reduces such availability) as of March 31, 2012.

Servicing our debt will require a significant amount of cash. Our ability to generate sufficient cash depends on numerous factors beyond our control, and we may be unable to generate sufficient cash flow to service our debt obligations.

Our business may not generate sufficient cash flow from operating activities to service our debt obligations. Our ability to make payments on and to refinance our debt and to fund planned capital expenditures will depend on our ability to generate cash in the future. To some extent, this is subject to general economic, financial, competitive, legislative, regulatory and other factors and reimbursement actions of governmental and commercial payers, all of which are beyond our control. Lower net revenues before provision for uncollectibles, or higher provision for uncollectibles, generally will reduce our cash flow.

If we are unable to generate sufficient cash flow to service our debt and meet our other commitments, we may need to refinance all or a portion of our debt, sell material assets or operations or raise additional debt or equity capital. We may not be able to effect any of these actions on a timely basis, on commercially reasonable terms or at all, and these actions may not be sufficient to meet our capital requirements. In addition, the terms of our existing or future debt agreements may restrict us from effecting any of these alternatives.

Restrictive covenants in our senior secured credit facilities may restrict our ability to pursue our business strategies, and failure to comply with any of these restrictions could result in acceleration of our debt.

The operating and financial restrictions and covenants in our senior secured credit facilities may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. The senior secured credit facilities limit our ability, among other things, to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of our common stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

In addition, the senior secured credit facilities require us to maintain certain financial ratios (including a minimum fixed charge coverage ratio) and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may not be able to meet those ratios and tests. A breach of any of these covenants could result in a default under the senior secured credit facilities. Upon the occurrence of an event of default under the senior secured credit agreement, the lenders could elect to declare all amounts outstanding under the senior secured credit agreement to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the senior secured credit agreement could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the senior secured credit agreement. Our future operating results may not be sufficient to enable compliance with the covenants in the senior secured credit agreement or any other indebtedness and we may not have sufficient assets to repay the senior secured credit agreement as well as our unsecured indebtedness. In addition, in the event of an acceleration, we may not have or be able to obtain sufficient funds to make any accelerated payments.

A decline in our operating results or available cash could cause us to experience difficulties in complying with covenants contained in more than one agreement, which could result in our bankruptcy or liquidation.

If we were to sustain a decline in our operating results or available cash, we could experience difficulties in complying with the financial covenants contained in the senior secured credit agreement. For example, the loss of a significant portion of our existing military staffing business that is subject to the re-bidding process or a failure to mitigate such loss by winning new business as it is submitted for bid to the military may cause us difficulty in complying with such covenants. The failure to comply with such covenants could result in an event of default under the senior secured credit agreement and by reason of cross-acceleration or cross-default provisions, other indebtedness may then become immediately due and payable. In addition, should an event of default occur, the lenders under our senior secured credit agreement could elect to terminate their commitments thereunder, cease making loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit agreement to avoid being in default. If we breach our covenants under our senior secured credit agreement and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit agreement, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Risks Related to Our Common Stock

Future sales of our common stock or the possibility or perception of such future sales may depress our stock price.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, could substantially decrease the market price of our common stock. Substantially all of the shares of our common stock are available for resale in the public market, other than shares held by our “affiliates” which are subject to certain restrictions and limitations set forth in Rule 144 of the Securities Act. Registration of the sale of these shares of our common stock would permit their sale into the market immediately. Upon registration of any of these shares for resale, the market price of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.

In addition, the Sponsor will have the right, subject to certain conditions, to require us to register the sale of its remaining shares of our common stock under the Securities Act. By exercising its registration rights and selling a large number of shares, the Sponsor could cause the prevailing market price of our common stock to decline.

The market price of our common stock may be volatile, which could cause the value of our common stock to decline.

The market price of our common stock may be volatile due to a number of factors such as those listed under the caption “Risks Related to Our Business” above and the following, some of which are beyond our control:

•	quarterly variations in our results of operations;

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	announcements by third parties of significant claims or proceedings against us;

•	future sales of our common stock; and

•	general U.S. and global economic conditions.

Furthermore, the stock market recently has experienced extreme volatility that in some cases has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of our senior management team from our business regardless of the outcome of such litigation.

We are currently a “controlled company” within the meaning of Section 303A of the NYSE Listed Company Manual and, as a result, currently qualify for, and rely on, exemptions from certain corporate governance standards. Upon completion of this offering, we will no longer be a controlled company, though we may continue to be strongly influenced by the Sponsor, whose interests may conflict with yours.

As of March 31, 2012, investment funds associated with or designated by the Sponsor beneficially own, through Ensemble Parent LLC, 53.7%, of our outstanding common stock and voting power. Because affiliates of the Sponsor own more than 50% of the voting power of our company, we are considered a “controlled company” for the purposes of the NYSE listing requirements. As such, we have elected not to comply with certain NYSE corporate governance standards that: (1) a majority of our board of directors consist of independent directors,

(2) we have a compensation committee that is composed entirely of independent directors and (3) we have a nominating and corporate governance committee that is composed entirely of independent directors.

Upon completion of this offering, Ensemble Parent LLC, an affiliate of the Sponsor, will no longer own a majority of our outstanding common stock but will own a significant portion of our common stock. As a result, the Sponsor may continue to have the ability to strongly influence our policies and operations, including the election of directors, the appointment of management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions, future issuances of our common stock or other securities, the implementation of stock repurchase programs, the payments of dividends, if any, on our common stock, the incurrence of debt and amendments to our certificate of incorporation and bylaws. In addition, under the terms of the Stockholders Agreement between us and Ensemble Parent LLC (the “Stockholders Agreement”), the Sponsor will continue to have the ability to elect directors to our board. After the completion of this offering and without giving effect to the underwriters option to purchase additional shares, Ensemble Parent LLC will continue to own more than 40% of our outstanding common stock and, pursuant to the Stockholders Agreement, will therefore have the right to elect 40% of our directors (rounded up to the nearest director), and thereby may strongly influence or control our affairs, policies and operations, such as the appointment of management, future issuances of our common stock or other securities, the payments of dividends, if any, on our common stock, the incurrence of debt by us, amendments to our certificate of incorporation and bylaws and the entering into of extraordinary transactions, and their interests may not in all cases be aligned with your interests. In addition, the Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you. For example, the Sponsor could cause us to make acquisitions that increase our indebtedness or to sell revenue-generating assets.

Additionally, the Sponsor is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or which may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as Ensemble Parent LLC continues to own a significant amount of our common stock and voting power, even if such amount is less than 50%, the Sponsor will continue to be able to strongly influence or effectively control our decisions. In addition, the Sponsor may be able to determine the outcome of all matters requiring stockholder approval and may be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive you of an opportunity to receive a premium for your common stock as part of a sale of our company and might ultimately affect the market price of your common stock.

Anti-takeover provisions in our certificate of incorporation, by-laws and Delaware law could delay or prevent a change in control.

Our certificate of incorporation and by-laws may delay or prevent a merger or acquisition that a stockholder may consider favorable by, among other things, establishing a classified board of directors, permitting our board of directors to issue one or more series of preferred stock, requiring advance notice for stockholder proposals and nominations and placing limitations on convening stockholder meetings. Our certificate of incorporation also includes certain provisions (similar to the provisions of the Delaware General Corporation Law), that restrict certain business combinations with interested stockholders (other than the Sponsor and its direct and indirect transferees). These provisions may also discourage acquisition proposals or delay or prevent a change in control, which could harm our stock price. See the description of our common stock contained in the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission (the “SEC”) on December 14, 2009, which is incorporated by reference herein.

We do not intend to pay cash dividends in the foreseeable future.

We do not intend to pay cash dividends on our common stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our ability to pay dividends on our common stock is currently limited by the covenants of our senior secured credit facilities and may be further restricted by the terms of any future debt or preferred securities. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future.

FORWARD-LOOKING STATEMENTS

Statements made in, or incorporated by reference into, this prospectus that are not historical facts and that reflect the current view of the Company about future events and financial performance are hereby identified as “forward-looking statements.” Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions investors that such “forward-looking statements,” including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in, or are incorporated by reference into, this prospectus or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements, include, but are not limited to:

•	the current U.S. and global economic conditions;

•	the current U.S. and state healthcare reform legislative initiatives;

•	the effect and interpretation of current or future government regulation of the healthcare industry, and our ability to comply with these regulations;

•	our exposure to billing investigations and audits by private payers and federal and state authorities, as well as auditing contractors for governmental programs;

•	our exposure to professional liability lawsuits;

•	the adequacy of our insurance reserves;

•	our reliance on reimbursements by third-party payers, as well as payments by individuals;

•	change in rates or methods of government payments for our services;

•	the general level of emergency department patient volumes at our clients’ facilities;

•	our exposure to the financial risks associated with fee-for-service contracts;

•	our ability to timely or accurately bill for services;

•	our ability to timely enroll healthcare professionals in the Medicare program;

•	a reclassification of independent contractor physicians by tax authorities;

•	the concentration of a significant number of our programs in certain states, particularly Florida and Tennessee;

•	any loss of or failure to renew contracts within the MHS Program, which are subject to a competitive bidding process;

•	our exposure to litigation;

•	fluctuations in our quarterly operating results which could affect our ability to raise new capital for our business;

•	effect on our revenues if we experience a net loss of contracts;

•	our ability to accurately assess the costs we will incur under new contracts;

•	our ability to find suitable acquisition candidates or successfully integrate completed acquisitions;

•	our ability to implement our business strategy and manage our growth effectively;

•	our future capital needs and ability to raise capital when needed;

•	our ability to successfully recruit and retain qualified healthcare professionals;

•	enforceability of our non-competition and non-solicitation contractual arrangements with some affiliated physicians and professional corporations;

•	the high level of competition in our industry;

•	our dependence on numerous complex information systems and our ability to maintain these systems or implement new systems or any disruptions in our information systems;

•	our ability to protect our proprietary technology and services;

•	our loss of key personnel and/or ability to attract and retain highly qualified personnel;

•	our ability to comply with privacy regulations regarding the use and disclosure of patient information;

•	our ability to comply with federal or state anti-kickback laws;

•	our ability to comply with federal and state physician self-referral laws and regulations or issuance of additional legislative restrictions;

•	changes in existing laws or regulations, adverse judicial or administrative interpretations of these laws and regulations or enactment of new legislation;

•	changes in accounting standards, rules and interpretations or inaccurate estimates or assumptions in the application of accounting policies and the impact on our financial statements;

•	our exposure to a loss of contracts with our physicians or termination of relationships with our affiliated professional corporations in order to comply with antitrust laws;

•	our substantial indebtedness and ability to incur substantially more debt;

•	our ability to generate sufficient cash to service our debt;

•	restrictive covenants in our debt agreements which may restrict our ability to pursue our business strategies and our ability to comply with them;

•	the interests of our sponsor may be in conflict with your interests; and

•	other factors from time to time detailed in our filings with the SEC.

For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC and incorporated by reference herein, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 and in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2011, each incorporated by reference herein.

The Company’s forward-looking statements speak only as of the date hereof or as of the date they are made. The Company disclaims any intent or obligation to update any “forward looking statement” made in, or incorporated by reference into, this prospectus and any applicable prospectus supplements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

USE OF PROCEEDS

The selling stockholders, including Ensemble Parent LLC, will receive all of the net proceeds from the sale of common stock in this offering. We will not receive any of the proceeds from the sale of common stock in this offering. The net proceeds received by Ensemble Parent LLC will be distributed to funds affiliated with The Blackstone Group L.P. In addition, certain of our officers and directors are selling 75,000 shares in this offering. The proceeds to be received by Ensemble Parent LLC and certain of our officers and directors (after payment of underwriting discounts, but before expenses) will be $182,275,000 and $1,725,000, respectively.

In the event the underwriters exercise their option to purchase additional shares in full, Ensemble Parent LLC will sell an additional 1,200,000 shares of common stock. The net proceeds received by Ensemble Parent LLC pursuant to the underwriters’ option to purchase additional shares will be distributed to funds affiliated with The Blackstone Group L.P.

DIVIDEND POLICY

We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our ability to pay dividends on our common stock is currently limited by the covenants of our senior secured credit facilities and may be further restricted by the terms of any future debt or preferred securities. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends.

PRICE RANGE OF OUR COMMON STOCK

Trading in our common stock commenced on the NYSE on December 21, 2009 under the symbol “TMH.” Prior to that time, there was no public market for our common stock. At the close of business on June 27, 2012, there were 183 holders of record of our common stock. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the NYSE.

	High	Low

2009
Quarter ended December 31, 2009	$14.04	$12.00

2010
Quarter ended March 31, 2010	$18.46	$13.58
Quarter ended June 30, 2010	$16.96	$11.81
Quarter ended September 30, 2010	$14.25	$11.55
Quarter ended December 31, 2010	$16.15	$12.90

2011
Quarter ended March 31, 2011	$20.29	$14.80
Quarter ended June 30, 2011	$23.05	$17.52
Quarter ended September 30, 2011	$24.13	$15.72
Quarter ended December 31, 2011	$23.00	$15.08

2012
Quarter ended March 31, 2012	$23.15	$19.73
Quarter ended June 30, 2012 (through June 28, 2012)	$25.89	$19.90

The closing sale price of our common stock, as reported by the New York Stock Exchange, on June 28, 2012 was $25.89.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical financial data as of the dates and for the periods indicated. The selected historical financial data for the fiscal year ended December 31, 2009 and the selected historical financial data, as of and for the fiscal years ended December 31, 2010 and 2011 and as of and for the three months ended March 31, 2011 and 2012 have been derived from our audited consolidated financial statements incorporated herein by reference. We derived the selected historical financial data as of and for the fiscal years ended December 31, 2007 and 2008 from our consolidated financial statements.

	Year Ended December 31,					Three Months Ended March 31,
	2007 (unaudited)	2008	2009	2010	2011	2011	2012
	(Dollars in thousands, except per share data)
Statement of Operations Data:
Net revenue	$1,232,065	$1,331,317	$1,423,441	$1,519,264	$1,745,328	$412,494	$478,662
Cost of services rendered (exclusive of depreciation and amortization shown separately below):
Professional services expenses	950,872	1,046,806	1,102,091	1,170,208	1,348,255	313,650	371,585
Professional liability costs	21,057	15,247	32,178	46,356	65,982	14,739	22,308
General and administrative expenses (includes contingent purchase expense of $2,746, $4,420, $5,001, $13,311, $13,575 for the year ended December 31, 2007, 2008, 2009, 2010 and 2011 and $2,617 and $6,343 for the three months ended March 31, 2011 and 2012, respectively)	118,231	123,009	138,307	149,122	169,147	40,754	48,364
Other expenses (income)	4,054	3,602	35,676	(1,017)	242	(548)	(1,455)
Impairment of intangibles	—	9,134	—	50,293	—	—	—
Depreciation	8,811	9,859	10,376	11,503	12,208	3,051	3,118
Amortization	5,865	6,620	7,284	14,416	17,756	3,638	6,116
Interest expense, net	55,234	45,849	36,679	20,552	12,782	3,277	3,557
(Gain)/loss on extinguishment and refinancing of debt	—	(1,640)	—	17,122	6,022	—	—
Transaction costs	—	2,386	2,120	843	4,149	154	1,227

Earnings from continuing operations before income taxes	67,941	70,445	58,730	39,866	108,785	33,779	23,842
Provision for income taxes	26,871	29,778	23,682	33,065	43,264	13,659	9,418

Earnings from continuing operations	41,070	40,667	35,048	6,801	65,521	20,120	14,424
Loss from discontinued operations, net of taxes	(576)	—	—	—	—	—	—

Net earnings attributable to common shareholders/members	$40,494	$40,667	$35,048	$6,801	$65,521	$20,120	$14,424

Per Share Data:
Basic net earnings per share	$—	$—	$—	$0.11	$1.01	$0.31	$0.22
Unaudited pro forma basic net earnings per share(1)	$0.83	$0.83	$0.71	$—	$—	$—	$—
Weighted average basic shares outstanding (in thousands)	48,790	48,876	49,427	64,177	65,041	64,475	65,567
Diluted net earnings per share	$—	$—	$—	$0.11	$0.98	$0.31	$0.21
Unaudited pro forma diluted net earnings per share	$0.82	$0.82	$0.70	$—	$—	$—	$—
Weighted average diluted shares outstanding (in thousands)	49,385	49,311	49,747	64,641	66,580	65,593	67,383

	Year Ended December 31,					Three Months Ended March 31,
	2007 (unaudited)	2008	2009	2010	2011	2011	2012
	(Dollars in thousands, except per share data)
Cash Flows Data and Other Financial Data:
Net cash provided by operating activities	$69,159	$61,971	$75,341	$109,866	$98,799	20,935	14,433
Net cash used in investing activities	(30,361)	(29,772)	(92,080)	(65,349)	(141,410)	(4,150)	(5,218)
Net cash provided by (used in) financing activities	(12,507)	(16,091)	140,672	(184,511)	22,129	2,031	(8,877)
Capital expenditures(2)	12,680	12,141	11,613	11,898	11,977	2,202	2,909

	As of December 31,					As of March 31, 2012
	2007 (unaudited)	2008 (unaudited)	2009	2010	2011
	(Dollars in thousands, except per share data)
Balance Sheet Data (at period end):
Cash and cash equivalents	$30,290	$46,398	$170,331	$30,337	$9,855	$10,193
Working capital (deficit)(3)	69,753	79,431	18,140	11,346	(1,430)	31,714
Total assets	695,685	720,138	918,972	781,838	928,267	932,005
Total debt(4)	631,500	615,275	611,025	403,750	420,000	408,500

Total shareholders’ equity (deficit)	—	—	(103,197)	(68,753)	17,400	35,271

Total members’ deficit	$(332,268)	$(295,405)	$—	$—	$—	$—

(1)	Per share data has been computed based upon the number of shares of common stock outstanding immediately after our Corporate Conversion applied to historical net income amounts and will give retroactive effect to the conversion of our limited liability company interests into shares of common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Introduction” incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2011 and from our Quarterly Report on Form 10-Q for the three months ended March 31, 2012.
(2)	Reflects expenditures for property and equipment used in our business.
(3)	Working capital means current assets minus current liabilities.
(4)	Includes current portion of long-term debt. See Note 13 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein.

CORPORATE CONVERSION

In connection with the IPO, our board of directors elected to convert the Company from a Delaware limited liability company to a corporation organized under the laws of the State of Delaware. In order to consummate such a conversion, a certificate of conversion was filed with the Secretary of State of the State of Delaware on December 14, 2009.

Organizational Structure

The diagram below depicts our current organizational structure.

(1)	As of March 31, 2012, we had $408.5 million in aggregate indebtedness consisting of our term loans and borrowings under our senior secured revolving credit facility, which provides aggregate availability of up to $225.0 million, of which $16.0 million was drawn (without giving effect to $6.0 million of undrawn letters of credit).
(2)	Only wholly-owned domestic subsidiaries of Team Finance LLC (other than Health Finance Corporation) currently guarantee the senior secured credit facilities. All subsidiaries of Team Finance LLC are wholly-owned domestic subsidiaries, other than a subsidiary incorporated in the Cayman Islands for the sole purpose of providing insurance to certain subsidiaries of Team Finance LLC and our physicians with whom we employ or independently contract. Certain of our domestic subsidiaries have ownership interests in joint ventures which currently do not provide us with a significant amount of net revenues.

Corporate Conversion and Initial Public Offering

Corporate Conversion

In connection with the Company’s initial public offering described below, Team Health Holdings, L.L.C. was converted from a Delaware limited liability company to a corporation organized under the laws of the State of Delaware (the “Corporate Conversion”). In connection with the Corporate Conversion, each class of limited liability company interests of Team Health Holdings, L.L.C. was converted into shares of common stock of Team Health Holdings, Inc. For more information on the Corporate Conversion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Introduction—The Corporate Conversion” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein.

Initial Public Offering

On December 21, 2009, Team Health Holdings, Inc. completed the initial public offering of its common stock, in which it issued a total of 15,295,000 shares of its common stock (after exercise by the underwriters of their over-allotment option). The Company’s common stock is traded on the NYSE under the symbol “TMH.” For more information on the initial public offering, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Introduction—Initial Public Offering” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein.

BUSINESS

Our Company

We believe we are one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through our seven principal service lines located in 16 regional sites, our more than 7,700 affiliated healthcare professionals provide emergency medicine, anesthesia, hospital medicine, urgent care, and pediatric staffing and management services to more than 750 civilian and military hospitals, clinics, and physician groups in 47 states. We recruit and contract with healthcare professionals who then provide professional services within third-party healthcare facilities. We are a physician-founded organization with physician leadership throughout all levels of our organization. Since our inception in 1979, we have provided outsourced services in EDs. We also provide comprehensive programs for hospital medicine (hospitalist), anesthesiology, pediatrics and other healthcare services, by providing permanent staffing that enables the management teams of hospitals and other healthcare facilities to outsource certain management, recruiting, hiring, payroll, billing and collection and benefits functions.

EDs are a significant source of hospital inpatient admissions with a majority of admissions for key medical service lines starting in EDs, making successful management of this department critical to a hospital’s patient satisfaction rates and overall success. This dynamic, combined with the challenges involved in billing and collections and physician recruiting and retention, is a primary driver for hospitals to outsource their clinical staffing and management services to companies such as ours. For the year ended December 31, 2011, our clinicians provided services to over 9.2 million patients within our EDs. Our net revenues from ED contracts increased by approximately 44% from 2007 to 2011, or at a compound annual growth rate of approximately 10.0%. We have long-term relationships with customers under exclusive ED contracts with an approximate 98% renewal rate and a 93% physician retention rate as of December 31, 2011 (calculated on a preceding 12 months basis). The EDs that we staff are generally located in mid-sized to larger hospitals. We believe our experience and expertise in managing the complexities of these high-volume EDs enable our hospital clients to provide higher quality and more efficient physician and administrative services. In this type of setting, we can establish stable long-term relationships, recruit and retain high quality physicians and other providers and staff, and obtain attractive payer mixes and reasonable margins.

The range of services that we provide to our clients includes the following:

•	recruiting, schedule and credential coordination for clinical and non-clinical medical professionals;

•	coding, billing and collection of fees for services provided by medical professionals;

•	provision of experienced medical directors;

•	administrative support services, such as payroll, professional liability insurance coverage, continuing medical education services and management training;

•	claims and risk management services; and

•	standardized procedures.

We are a national company delivering our services through 16 regional operating units located in key geographic markets. This operating model enables us to provide a localized presence combined with the benefits of scale in centralized administrative and other back office functions that accrue to a larger, national company. The teams in our regional offices are responsible for managing our client relationships and providing healthcare administrative services.

Industry Overview

We estimate the size of the domestic outsourced healthcare professional staffing market to be approximately $50 billion. With the increasing complexity of clinical, regulatory, managed care and reimbursement matters in today’s healthcare environment, healthcare facilities are under significant pressure from the government and private payers both to improve the quality and reduce the cost of care. Furthermore, many healthcare facilities are not oriented towards collecting large volumes of smaller dollar payments that are typical in the emergency and other specialty departments. They may also choose to focus on other challenges such as nurse staffing, payer relationships and competition with outpatient facilities or may lack the infrastructure and personnel necessary to effectively recruit physicians and other providers in those same specialty areas. In response to these factors, healthcare facilities have increasingly outsourced the staffing and management of multiple clinical areas to companies with specialized skills, standardized models and information technology to improve service, increase the overall quality of care and reduce administrative costs.

We target certain clinical areas within healthcare facilities, including emergency medicine, hospital medicine, anesthesiology and pediatrics, as well as civilian medical staffing within military treatment facilities. Each of these clinical areas currently faces severe physician shortages, and many healthcare facilities lack the resources necessary to identify and attract specialized, career-oriented physicians. Moreover, physician shortages are exacerbated by the growing demand for services in these clinical areas.

The market for outsourced services in each of these areas tends to be highly fragmented. We estimate that approximately 70% of the ED outsourcing market is currently serviced by local and regional groups. However, local providers often lack the operating capital, experience, breadth of services and sophisticated information systems necessary to meet the increasingly complex needs of hospitals. As a result, healthcare facilities seek third-party physician staffing and administrative service providers that not only can improve department quality, productivity and patient satisfaction while reducing overall costs, but also offer a breadth of staffing and management services, billing and reimbursement expertise, a reputation for regulatory compliance, financial stability and a demonstrated ability to recruit and retain qualified physicians, technicians and nurses. In particular, EDs face significant challenges with respect to capturing patient billing data and billing and collecting a high volume of relatively small dollar amounts. As a result, EDs seek third-party providers with the billing expertise, information technology infrastructure and systems necessary to reduce their administrative burden and complexity.

Emergency Medicine. According to the American Hospital Association (AHA Hospital Statistics, 2012 edition), there were approximately 5,000 community hospitals in the United States in 2010, and approximately 92% of those operated EDs. In 2010, hospitals treated more than 127.2 million patients in their EDs, which represent a compound annual growth rate of approximately 2.1% from 103.1 million in 2000 and the average number of patient visits per ED grew at a compound annual growth rate of approximately 2.4%, from approximately 22,000 to approximately 28,000 over the same period. Since EDs represent a majority of admissions for key medical service lines, the operation of an ED has significant implications for hospitals in terms of revenue, cost, quality, and the ability to grow market share.

With its origins dating back to the early 1970s, the ED is one of the most established service lines for clinical outsourcing. We estimate that, of all hospitals that operate an ED, approximately 33% employ their emergency physicians and manage the function in-house, while the remainder choose to outsource. The market for outsourced ED staffing and management services is highly fragmented. Depending on how one classifies a national company, this group covers approximately 30% of the outsourced ED market, with the balance being served by smaller local and regional physician groups. These local providers often lack the depth of experience and administrative and systems infrastructure necessary to compete with national providers in the increasingly complex healthcare business and regulatory environment.

Hospital Medicine (Hospitalist). A hospitalist is a physician whose primary focus is the medical care of hospitalized patients. A hospitalist’s patient mix typically includes hospitalized patients admitted from the ED who have no primary care physician as well as the hospitalized patients of community physicians who refer their patients to the hospital medicine program.

First appearing in the early 1990s, hospitalists today are significant providers of acute inpatient care and are increasingly assuming physician leadership roles on their hospitals’ medical staffs. According to the Society of

Hospital Medicine, or SHM, over half of U.S. community hospitals have a hospitalist program, and for hospitals with 200 beds or more, over 80% have hospitalist programs. The SHM also reports that approximately 31,000 physicians consider themselves a “hospitalist.”

Unlike the fee for service structure of other hospital-based programs, approximately 91% of hospital medicine groups surveyed receive financial support, of which a significant amount is provided by hospitals, according to SHM. The fact that hospitals are willing to support the programs financially demonstrates a growing recognition of the value hospitalists provide. Although hospital medicine is considered the fastest-growing specialty, it is still a relatively untapped market. There are several factors that portend its continued growth, including ongoing cost pressures on hospitals, a national focus on patient safety, growing transparency of quality indicators, increased acuity of hospitalized patients, and the growing preference of primary care physicians not to have a hospital practice.

Anesthesiology. According to the National Center for Health Statistics, there are over 20 million surgeries performed in approximately 5,000 U.S. hospitals each year, and this number is on the rise as the population continues to age. The demand for anesthesia services for these surgeries is rising commensurately, creating significant demand for more providers, despite a workforce of over 35,000 anesthesiologists and 33,000 Certified Registered Nurse Anesthetists (“CRNAs”).

Typically, hospitals have outsourced the provision of anesthesiology services, mostly to small groups of local providers who may be very good clinicians, but often lack the resources or find it cost- and time-inefficient to develop processes to optimize issues such as timely availability, operating room turnover, and proper preparation of patients to avoid surgical cancellations or delays. In hospitals, the perioperative environment is often their most profitable department, putting a heightened priority and value on the efficient functioning of this unit.

In current market conditions, where hospitals have a need for more sophisticated management of their anesthesiology departments, and where individual groups of anesthesiologists do not have the resources to either recruit enough providers to keep up with the increasing number of surgeries, or to address hospital priorities, demand has significantly increased for organized, national anesthesia management companies. Currently, this is a highly fragmented market, where no single organization has significant market penetration in anesthesia.

Pediatrics. According to the American College of Emergency Physicians, emergency physicians and nurses treat nearly 22 million sick and injured children in U.S. EDs annually. Many of these cases are classified as nonemergent, indicating the growing need for alternative sites for pediatric urgent care. Changing demographics and lifestyles indicate a growing trend in the ability to receive medical care outside of traditional physician office hours. We believe all of these indicators result in a growing demand for freestanding clinics or practice settings that provide after hours care to pediatric patients.

Military Staffing. Military Treatment Facilities, the direct care delivery component of the MHS Program, continues to make use of permanent civilian contract staffing services to supplement their active duty and government employed staff of physicians, nurses and other healthcare professionals. Industry sources project the military permanent medical staffing market to stabilize or experience a slight decrease to approximately $900 million over the next five years driven by budgetary pressures. A significant portion of this market continues to be reserved for small business owners as the government in recent years has demonstrated an increasing bias toward smaller sized companies.

Competitive Strengths

Leading Market Position. We believe we are one of the largest providers of ED staffing and management services in the United States, based upon patient visits and revenue. We are among the top providers of hospital medicine (hospitalist) services in the country and we are a significant provider of contracted staffing of healthcare professionals for military facilities under the U.S. government’s military healthcare system. We believe our ability to spread the cost of our corporate infrastructure over a broad national contract and revenue base generates significant cost efficiencies that are generally not available to smaller competitors. As a full-service provider with a comprehensive understanding of changing healthcare regulations and policies and the management information systems that provide support to manage these changes, we believe we are well positioned to maintain and grow our market share.

Regional Operating Model Supported by a Centralized National Infrastructure. We are a national company serving more than 750 hospital clients and clinics in 47 states from 16 regional operating units. We believe this structure allows us to deliver locally focused service combined with the resources and sophistication of a national organization. Our local presence helps us foster community-based relationships with healthcare facilities, which we believe results in responsive service and high physician retention rates. Our strong relationships in local markets enable us to market our services effectively to both local hospital and military treatment facility administrators, who generally are involved in making decisions regarding contract awards and renewals. Our regional operating units are supported by our centralized national infrastructure, which includes integrated information systems and standardized procedures that we believe enable us to efficiently manage the operations and billing and collections processes. We also provide each of our regional operational sites with centralized staffing support, purchasing economies of scale, payroll administration, coordinated marketing efforts, and risk management. We believe our regional operating model supported by our centralized national infrastructure not only improves productivity and quality of care while reducing the cost of care, but also offers operating leverage to drive economies of scale as we continue to grow.

High Quality Relationships with Clients and Physicians. A key to our success has been our ability to recruit and retain high quality physicians to service our contracts. Our local presence gives us the knowledge to optimally match physicians with our hospitals and their affiliated clinics while our national presence and centralized infrastructure enable us to provide physicians with a variety of attractive client locations, operating flexibility, advanced information and reimbursement systems and standardized procedures. Furthermore, we offer physicians substantial flexibility in terms of geographic location, type of facility, scheduling of work hours, benefit packages and opportunities for relocation and career development. This operating flexibility, combined with fewer administrative burdens on physicians and clients, has resulted in our strong physician retention rate and customer renewal rate of approximately 93% and 98% (each as of December 31, 2011 calculated on a preceding 12 months basis), respectively, for our ED operations, which we believe to be among the highest in the industry.

Long-Term Relationships Generating Recurring Contractual Revenue. We have long-term relationships with customers under exclusive contracts. Within ED, we have an approximate 98% annual renewal rate as of December 31, 2011 (calculated on a preceding 12 months basis). While our contracts are exclusive in nature with each client facility, they are not contractually long-term (typically three years with rights of termination and extension). We earn our high renewal rate based on our high quality of service and differentiated value proposition to our clients, and as a result, the average tenure for our ED and hospital medicine customers is approximately nine years and our top 50 customers by revenue have an average tenure with us of 13 years. We continue to retain our first two clients who we began serving at the time of our inception in 1979. These long-term relationships have allowed us to generate a recurring revenue stream.

Strong and Stable Financial Profile. One of the important factors that our potential customers evaluate is financial stability. We believe our historically strong financial performance provides us with a competitive advantage in winning new contracts, renewing existing contracts and establishing and maintaining relationships with physicians and hospitals. Our existing customer relationships have generated a diversified revenue stream, with no individual staffing location representing more than 0.7% of our net revenues for the year ended December 31, 2011. Our operations have generated strong operating cash flow, which provides us with significant financial resources after meeting our capital expenditure needs.

Significant Investment in Proprietary Information Systems and Procedures. Our proprietary information systems link our billing, collections, recruiting, scheduling, credentials coordination and payroll functions among our regional operational sites, allowing our best practices and procedures to be delivered and implemented nationally while retaining the familiarity and flexibility of a regionally-based service provider. We have developed and maintained proprietary integrated, advanced systems that allow us to monitor and improve hospital performance, which we believe increases quality and patient satisfaction. These systems include our Lawson and Hyperion financial accounting and reporting systems, GE Centricity (formerly IDX) Billing System, and our TeamWorks physician database and software package. As a result of these investments and the company-wide application of best practices policies, we believe our average cost per patient billed and average recruiting cost per physician and other healthcare professionals are among the lowest in the industry. The strength of our information systems has enhanced our ability to properly collect patient payments and reimbursements in an orderly and timely fashion and has increased our billing and collections productivity.

Comprehensive and Effective Claims and Risk Management Programs. We have comprehensive claims and risk management programs designed to prevent or minimize medical errors and professional liability claims. These programs include incident reporting and tracking systems, pre-hire testing and screening procedures, staff education, which includes the establishment of a federally qualified Patient Safety Organization, service and review programs, procedures for early intervention in professional liability claims and a risk management quality assurance program. The breadth and depth of our efforts in this area are a critical component of our business strategy and our ability to meet our client retention and acquisition goals. Excluding the effects of adjustments related to prior period reserves, professional liability costs as a percentage of net revenues have declined since our self-insurance program was implemented in 2003, from 6.6% in 2003 to 3.5% in 2011.

Experienced Management Team. Our senior management team has extensive experience in the outsourced physician staffing and administrative services industry and as a group has an average of more than 20 years of experience in the healthcare industry. Our Executive Chairman, H. Lynn Massingale, M.D., co-founded TeamHealth’s predecessor entity in 1979 and has been with TeamHealth ever since. In addition, our senior corporate and regional management team reflects a mix of both physician and non-physician leaders with an average of more than 25 years in the healthcare industry and 13 years of experience with us.

Our Growth Strategies

We intend to utilize our competitive strengths to capitalize on favorable industry trends, including increasing patient volumes, an aging population and increased ED visits, to grow our market share, net revenues, profitability and cash flow by:

Capitalizing on Outsourcing Opportunities to Win New Contracts. As hospitals and other healthcare providers continue to experience pressure from managed care companies and other payers to reduce costs while maintaining or improving their quality of service, we believe hospitals and other contracting parties will increasingly turn to a single source with an established track record of success for outsourced physician staffing and administrative services. We believe we are well-positioned to capitalize on the growth in emergency medicine and our other target outsourcing markets due to our:

•	demonstrated ability to improve productivity, patient satisfaction and quality of care while reducing overall cost to the healthcare facility;

•	successful record of recruiting and retaining high quality physicians and other healthcare professionals;

•	national presence;

•

sophisticated information systems and standardized procedures that enable us to efficiently manage our core staffing and administrative services as well as the complexities of the billing and collections process; and

•	financial strength and resources.

Furthermore, we seek to obtain new contracts that meet our financial targets by:

•	replacing competitors at hospitals that currently outsource their services;

•	obtaining new contracts from healthcare facilities that do not currently outsource; and

•	expanding our present base of military treatment facility contracts by successfully competing for new staffing contracts.

Increasing Revenues from Existing Customers. We have a strong record of achieving growth in revenues from our existing customer base. Our net revenues from existing contracts, which consist of contracts under management from the beginning of a period through the end of the subsequent period, grew by approximately 4.6% and 1.1% on a year-over-year basis in 2011 and 2010, respectively. Our net revenues from existing contracts grew 3.8% for the three months ended March 31, 2012 compared to the three months ended March 31, 2011. We plan to continue to increase revenues from existing customers by:

•	capitalizing on increasing patient volumes;

•	implementing enhanced point of service capture of non-clinical patient data, resulting in improved billing and collection for services rendered;

•	continuing to improve documentation of clinical care delivered, thereby capturing appropriate reimbursement for services provided;

•	negotiating and implementing fee schedule increases, where appropriate;

•	cross-selling additional services within contracted healthcare facilities; and

•	increasing staffing levels and expanding services at current military sites of service to retain patients who might otherwise receive services off-base.

Pursuing Selective Acquisitions. We believe our fragmented industry provides a number of attractive opportunities for acquisitions, as we estimate that approximately 70% of the ED outsourcing market is currently serviced by local and regional groups. Although we believe we are one of the largest providers of outsourced physician staffing and administrative services in the United States, based on revenues and patient visits, our current ED and hospital medicine market shares are less than 15%. On April 20, 2012, we completed the acquisition of an anesthesia group in New Jersey and effective May 1, 2012, we completed the acquisition of a physician management and staffing business that provides emergency medicine, hospital medicine, and urgent care in New York, Pennsylvania, Ohio and Texas. Total cash outlay for these acquisitions was $121.3 million with an additional $40.2 million in estimated potential contingent payments. We intend to continue to selectively acquire businesses that would enhance both our strategic and competitive positions and believe we are well-positioned to take advantage of, and integrate, acquisition opportunities.

Enhancing Profitability Through Our Operational Focus. Our regional operating units supported by our centralized national infrastructure is designed to continually drive operating leverage, improve efficiencies and align employee incentives to drive our growth. Our information systems and economies of scale allow us to enhance profitability with revenue growth without compromising the quality of operations or clinical care. Furthermore, we believe our consolidated revenue platform and standardized processes related to managed care contracting, billing, coding, collection and compliance have driven a track record of strong revenue cycle management. We also believe our innovative patient safety and risk management initiatives and robust claims management processes have delivered favorable loss trends.

Increasing Revenues From Additional Clinical Areas. We believe we are well-positioned to increase our market share in hospital medicine (hospitalist), anesthesia, locum tenens, pediatrics and medical call center areas due to our ability to leverage our infrastructure and existing client relationships as well as our recruiting and risk management expertise. We intend to grow our presence in these sectors by adding new clients with whom we do not currently have a relationship and cross-selling these services to our existing clients.

Service Lines

We provide a full range of outsourced physician staffing and administrative services in emergency medicine, inpatient services (hospitalist), anesthesiology, pediatrics and other hospital-based functions. We also provide a full range of healthcare management services to military treatment facilities. In addition to physician-related services within a military treatment facility setting, we also provide non-physician staffing services to military treatment facilities, including such services as para-professional providers, nursing, specialty technicians and administrative staffing.

Emergency Department. We believe we are one of the largest providers of outsourced clinical staffing and administrative services for EDs in the United States, based upon revenues and patient visits. We contract with hospitals to provide qualified emergency physicians, physician assistants and nurse practitioners for their EDs. In addition to the core services of contract management, recruiting, credentials coordination, staffing and scheduling, we provide our client hospitals with enhanced services designed to improve the efficiency and effectiveness of their EDs. We have specific programs that apply proven process improvement methodologies to departmental operations. By providing these enhanced services, we believe we increase the value of services we provide to our clients and improve client relations. Additionally, we believe these enhanced services also differentiate us from our competitors in sales situations and improve our chances of being selected in a competitive bidding process. As of December 31, 2011, we independently contracted with approximately 2,300 and employed more than 900 hospital-based emergency physicians. Net revenue derived from our ED service line was 73%, 73% and 74% of our consolidated net revenues in 2009, 2010 and 2011, respectively.

Inpatient Services (Hospitalist). We provide physician staffing and administrative functions for inpatient services, which include hospital medicine, intensivist and house coverage services. Our inpatient contracts with hospitals are generally on a cost-plus or flat rate basis. We also contract directly with health plans. As of December 31, 2011, we independently contracted with or employed approximately 530 inpatient physicians. Net revenue derived from our inpatient services (hospitalist) service line was 9%, of our consolidated net revenues in 2009, 2010 and 2011.

Anesthesiology. We provide outsourced anesthesiology and pain management solutions to hospitals and ambulatory surgery centers on a ‘turn-key’ basis. The services provided by our anesthesiologists and CRNAs include anesthesia for the full range of surgical subspecialties, including cardiac, pediatric, trauma, ambulatory, orthopedic, obstetrical, general and ear, nose and throat, as well as interventional pain management. We also provide comprehensive administrative oversight and business management of these services, including processes designed to improve the efficiency and effectiveness of the anesthesiology department and the hospital’s surgical services. We believe that this, along with our industry reputation and our focus on high levels of customer service, provide us with key market differentiation. As of December 31, 2011, we independently contracted with or employed approximately 170 anesthesiologists. Net revenue derived from our anesthesiology service line was 0%, 5% and 7% of our consolidated net revenues in 2009, 2010 and 2011, respectively.

Pediatrics. We provide outsourced pediatric physician staffing and administrative services for general and pediatric hospitals on a fee for service basis. These services include pediatric emergency medicine and radiology, neonatal intensive care, pediatric intensive care, urgent care centers, primary care centers, observation units and inpatient services. We also operate 11 after-hours pediatric urgent care centers in Florida. We have experienced growth of our contracts and centers and net revenues in our outsourced pediatric physician staffing and administrative services business due primarily to new contract sales and acquisitions, the establishment of new centers, and, to a lesser extent, rate increases on existing contracts.

Temporary Staffing. We provide temporary staffing (locum tenens) of physicians and allied health professionals to hospitals and other healthcare organizations through our subsidiary, Daniel and Yeager, Inc., or D&Y. Specialties placed through D&Y include hospitalists, primary care, radiology, anesthesiology and psychiatry, among others. Revenues from these services are generally derived from a standard contract rate based upon the type of service provided. D&Y’s customers include hospitals, military treatment facilities and medical groups.

Primary Care Clinics and Occupational Medicine. We provide primary care staffing and administrative services in stand-alone primary care clinics and in clinics located on the work-site of industrial clients. While such clinics are not a primary focus of our business, they are complementary to our hospital clients’ interests. We generally contract with hospitals or industrial employers to provide cost-effective, high quality primary care physician staffing and administrative services.

Military Staffing Services. Physician and other non-physician staffing services, including such services as nursing, specialty technician and administrative staffing, are provided primarily in military treatment and outpatient clinical facilities within the United States. These services are generally provided on an hourly contract basis. Net revenue derived from our military staffing services service line was 11%, 6% and 5% of our consolidated net revenues in 2009, 2010 and 2011, respectively.

Medical Call Center Services. Through our subsidiary, TeamHealth Medical Call Center, we provide medical call center services to hospitals, physician groups and managed care organizations. Our 24-hour medical call center is staffed by registered nurses and specially trained telephone representatives with consultation available from practicing physicians.

The services provided by TeamHealth Medical Call Center include:

•	physician after-hours call coverage;

•	community nurse lines;

•	ED advice calls;

•	physician referral;

•	class scheduling;

•	appointment scheduling; and

•	web response.

In addition, the TeamHealth Medical Call Center can provide our ED clients with outbound follow-up calls to patients who have been discharged from an ED. We believe this service results in increased patient satisfaction and decreased liability for the hospital.

The TeamHealth Medical Call Center is one of the few call centers nationwide that is accredited by the Utilization Review Accreditation Committee, an independent nonprofit organization that provides accreditation and certification programs for call centers.

Radiology Operations. During the fourth quarter of 2010, the Company completed a strategic review of its radiology operations, including past performance and future growth opportunities and based upon the review, concluded that the existing business model of providing teleradiology and radiology staffing services was not a viable long term strategy and could not consistently meet internal growth targets. As a result of this review, the Company made a decision to exit this non-core business line. This process was essentially completed during the first quarter of 2011 with the sale of the teleradiology business. For the years ended December 31, 2009, 2010 and 2011, the radiology division generated approximately $15.7 million, $11.2 million and $7.7 million of net revenue, respectively.

Contractual Arrangements

We earn revenues from both fee for service arrangements and from flat-rate or hourly contracts. Neither form of contract requires any significant financial outlay, investment obligation or equipment purchase by us other than the professional expenses and administrative support costs associated with obtaining and staffing the contracts and the associated cost of working capital for such investments.

Our contracts with hospitals generally have terms of three years. Our present contracts with military treatment facilities are generally for one year. Both types of contracts often include automatic renewal options under similar terms and conditions unless either party gives notice to the other of an intent not to renew. Despite the fact that most contracts are terminable by either party upon notice of as little as 90 days, the average tenure of our existing ED and hospital medicine contracts is approximately nine years. The termination of a contract is usually due to either an award of the contract to another staffing provider as a result of a competitive bidding process or the termination of the contract by us due to a lack of an acceptable profit margin on fee for service patient volumes coupled with inadequate contract subsidies. Less frequently, contracts may be terminated as a result of a hospital facility closing due to facility mergers or a hospital attempting to insource the services being provided by us.

Hospitals. We provide outsourced physician staffing and administrative services to hospitals under fee for service contracts, flat-rate contracts and cost-plus contracts. Hospitals entering into fee for service contracts agree, in exchange for granting exclusivity to us for such services, to authorize us to bill and collect the professional component of the charges for such professional services. Under the fee for service arrangements, we bill patients and third-party payers for services rendered. Depending on the underlying economics of the services provided to the hospital, including its payer mix, we may also receive supplemental revenue from the hospital. In a fee for service arrangement, we accept responsibility for billing and collections.

Under flat-rate contracts, the hospital usually performs the billing and collection services of the professional component and assumes the risk of collectibility. In return for providing the physician staffing and administrative services, the hospital pays us a contractually negotiated fee, often on an hourly basis. Under cost-plus contracts, the hospital typically reimburses us the amount of our total costs incurred in providing physicians and mid-level practitioners to perform the professional services, plus an agreed upon administrative management fee, less our billings and collections of the professional component of the charges for such professional services.

Military Treatment Facilities. Our present contracts to provide staffing for military treatment facilities generally provide such staffing on an hourly or fee basis.

Physicians. We contract with physicians as independent contractors or employees to provide the professional services necessary to fulfill our contractual obligations to our hospital clients. We typically pay physicians: (1) an hourly rate for each hour of coverage provided at rates comparable to the market in which they work; (2) a productivity-based payment such as a relative value unit based payment or (3) a combination of both a fixed rate and a productivity-based payment. The hourly rate varies depending on whether the physician is independently contracted or an employee. Independently contracted physicians are required to pay a self-employment tax, social security, and workers’ compensation insurance premiums. By contrast, we pay these taxes and expenses for employed physicians. See “Risk Factors—Risks Related to Our Business—A reclassification of our independent contractor physicians by tax authorities could require us to pay retroactive taxes and penalties which could have a material adverse effect on us.”

Our contracts with physicians generally have automatic renewal provisions and can be terminated at any time under certain circumstances by either party without cause, typically upon 90 to 180 days notice. Our physician contracts may also be terminated immediately for cause by us under certain circumstances. In addition, we have generally required physicians to sign non-competition and non-solicitation agreements. Although the terms of our non-competition and non-solicitation agreements vary from physician to physician, they generally restrict the physician for 2 years after termination from divulging confidential information, soliciting or hiring our employees and physicians, inducing termination of our agreements, competing for and/or soliciting our clients and, in limited cases, providing services in a particular geographic region. As of December 31, 2011, we had working relationships with more than 4,200 physicians, of which approximately 2,800 were independently contracted. See “Risk Factors—Risks Related to Our Business—If we are not able to successfully recruit and retain qualified physicians and nurses to serve as our independent contractors or employees, our net revenues could be adversely affected.”

Other Healthcare Professionals. We provide para-professionals, nurses, specialty technicians and administrative support staff on a long-term contractual basis to military treatment facilities. These healthcare professionals under our current military staffing contracts are compensated on an hourly or fee basis. As of December 31, 2011, we employed or contracted with more than 800 other healthcare professionals.

Services

We provide a full range of outsourced physician and non-physician healthcare professional staffing and administrative services, including the following:

Contract Management. Our delivery of services for a clinical area of a healthcare facility is led by an experienced contract management team of clinical and other healthcare professionals. The team usually includes a regional medical director, an on-site medical director and a client services manager. The on-site medical director is a physician with the primary responsibility of coordinating the physician component of a clinical area of the facility. The medical director works with the team, in conjunction with the nursing staff and private medical staff, to improve clinical quality and operational effectiveness. Additionally, the medical director works closely with the regional operating unit’s operations staff to meet the client’s ongoing recruiting and staffing needs.

Staffing. We provide a full range of staffing services to meet the unique needs of each healthcare facility. Our dedicated clinical teams include qualified, career-oriented physicians and other healthcare professionals responsible for the delivery of high quality, cost-effective care. These teams also rely on managerial personnel, many of whom have clinical experience, who oversee the administration and operations of the clinical area. As a result of our staffing services, healthcare facilities can focus their efforts on improving their core business of providing healthcare services for their communities as opposed to recruiting and managing physician staffing. We also provide temporary staffing services of physicians and other healthcare professionals to healthcare facilities on a national basis.

Recruiting. Many healthcare facilities lack the resources necessary to identify and attract specialized, career-oriented physicians. We have a staff of more than 100 professionals dedicated to the recruitment of qualified physicians and other clinicians. These professionals are regionally located and focus on matching qualified, career-oriented physicians with healthcare facilities. Common recruiting methods include the use of our proprietary national physician database, attendance at trade shows, the placement of website and professional journal advertisements, telemarketing efforts, and referrals from our existing providers.

We have committed significant infrastructure and personnel to the development of a proprietary national physician database to be shared among our regional operating units. This database is utilized at all of our operating units. Recruiters contact prospects through telemarketing, direct mail, conventions, journal advertising and our Internet site to confirm and update physicians’ information. Prospects expressing interest in one of our practice opportunities then provide more extensive background on their training, experience, and references, all of which are added to our database. Our goal is to ensure that the practitioner is a good match with both the facility and the community before proceeding with an interview.

Credentials Coordination. We gather primary source information regarding physicians to facilitate the review and evaluation of physicians’ credentials by the healthcare facility.

Scheduling. Our scheduling department assists the on-site medical directors in scheduling physicians and other healthcare professionals within the clinical area on a monthly basis.

Payroll Administration and Benefits. We provide payroll administration services for the physicians and other healthcare professionals with whom we contract. Our clinical employees benefit significantly from our ability to aggregate physicians and other healthcare professionals to negotiate more favorable employee benefit packages and to provide professional liability coverage at lower rates than many hospitals or physicians could negotiate individually. Additionally, healthcare facilities benefit from the elimination of the overhead costs associated with the administration of payroll and, where applicable, employee benefits.

Information Systems. We have invested in advanced information systems and proprietary software packages designed to assist hospitals in lowering administrative costs while improving the efficiency and productivity of a clinical area. These systems include TeamWorks, our national physician database and software package that facilitates the recruitment and retention of physicians and supports our contract requisition, credentials coordination, automated application generation, scheduling and payroll operations.

The strength of our electronic billing system and other information systems has enhanced our ability to properly collect patient payments and reimbursements in an orderly and timely fashion and has increased our billing and collections productivity. As a result of our investments in information systems and the company-wide application of operational best practices policies, we believe our average cost per patient billed and average recruiting cost per clinician are among the lowest in the industry.

Billing and Collections. Our billing and collection services are a critical component of our business. Our fee for service billing and collections operations are primarily conducted at one of three billing locations and operate on a uniform billing system using a state of the art billing and accounts receivable software package with comprehensive reporting capabilities. We are able to maintain fee schedules that vary for the level of care rendered and to apply contractually agreed upon allowances (in the case of commercial and managed care insurance payers) and reimbursement policy parameters (in the case of governmental payers) to allow us to process payer reimbursements at levels that are less than the gross charges resulting from our fee schedules. Our billing system calculates the contractual allowances at the time of processing of third-party payer remittances. The contractual allowance calculation is used principally to determine the propriety of subsequent third-party payer payments. The nature of emergency care services and the requirement to treat all patients in need of such care and often times under circumstances where complete and accurate billing information is not readily available at the time of discharge, precludes the use of our billing system to accurately determine contractual allowances for financial reporting purposes. As a result, management estimates net revenues, which is our revenue estimated to be collected after considering our contractual allowance obligations and our estimates of doubtful accounts, as further discussed in detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, each of which is incorporated by reference herein.

We have interfaced a number of other software systems with our billing system to further improve productivity and efficiency. Foremost among these is an electronic registration interface that has the capability to gather registration information directly from a hospital’s management information system. Additionally, we have invested in electronic submission of claims and remittance posting, as well as electronic chart capture, workflow, and online coding. These programs have resulted in lower labor and postage expenses. During 2011, approximately 90% of our over 9,000,000 fee for service patient visits were processed by one of our three billing locations.

We also operate an internal collection agency. Substantially all collection placements generated from our billing locations are sent to the agency. Comparative analysis has shown that the internal collection agency is more cost effective than the use of outside agencies and has improved the collectibility of existing placements. Our advanced comprehensive billing and collection systems allow us to have full control of accounts receivable at each step of the process.

Risk Management. Through the organization’s Patient Safety Organization, claims management staff, quality assurance staff and medical directors, we manage an aggressive risk management program for loss prevention and early intervention. We are proactive in promoting early reporting, evaluation and resolution of serious incidents that may evolve into claims or suits. Our risk management function is designed to prevent or minimize medical professional liability claims and includes:

•	incident reporting systems through which we monitor events that may potentially become claims;

•	tracking/trending the cause of events and claims looking for preventable sources of erroneous medical treatment or decision-making;

•	risk management quality improvement programs;

•	physician education and service programs, including peer review and monitoring and the provision of more than 100,000 hours of Category I continuing medical education credits in 2011;

•	collection of loss prevention information available to affiliated providers, enabling them to review current topics in medical care at their convenience; and

•	early intervention in potential professional liability claims.

In addition, during 2007, we completed the conversion of our risk management data to one of the most comprehensive risk management information systems on the market. We use this information system to enhance our physician risk management assessments, malpractice claims/litigation management and the analysis of claims data to identify loss patterns/trends. The collection and analysis of claims data enables us to evaluate losses and target risk management intervention to proactively address potential liability exposures.

Patient Safety Organization. We have established a federally qualified Patient Safety Organization, or PSO, whose mission is to improve patient care by conducting quality and safety analyses. Through the protection of the Patient Safety and Quality Improvement Act of 2005 and implementing regulations, confidentiality is afforded all patient safety material analyzed within the PSO. The TeamHealth PSO creates a secure environment that enables professional analyses of clinical issues so that best practices can be developed and shared in a confidential environment that fosters a culture of continuous quality improvement in patient care and safety.

Continuing Medical Education Services. The TeamHealth Institute for Education and Patient Safety is fully accredited by the Accreditation Council for Continuing Medical Education and the American Nurses Credentialing Center. This allows us to grant our clinicians continuing medical education credits for both externally and internally developed educational programs at a lower cost than if such credits were earned through external programs. In addition to providing life support certification courses, we have designed a series of client support educational seminars entitled, “Successful Customer Relations” and “Beyond Clinical Competence” for physicians, nurses and other personnel to learn specific techniques for becoming more effective communicators and delivering top-quality customer service.

Sales and Marketing

Contracts for outsourced physician staffing and administrative services are generally obtained either through direct selling efforts or requests for proposals. We have a team of sales professionals located throughout the country. Each sales professional is responsible for developing sales opportunities for the operating unit in their territory. In addition to direct selling, the sales professionals are responsible for working in concert with the regional operating unit president and corporate development personnel to respond to requests for proposals or to take other steps to develop new business relationships. Although practices vary, healthcare facilities generally issue a request for proposal with demographic information of the facility department, a list of services to be performed, the length of the contract, the minimum qualifications of bidders, the selection criteria and the format to be followed in the bid. Supporting the sales professionals is a fully integrated marketing campaign comprised of an inside sales program, an internet website, journal advertising, direct mail, conventions/trade shows, online campaigns and lead referral program.

Operations

We currently have seven principal service lines located at 16 regional sites. Our regional sites are listed in the table below. The ED, Hospital Medicine, and Anesthesia units are managed by senior physician and business leaders with profit and loss accountability and the responsibility for pricing new contracts, recruiting and coordinating the schedules of physicians and other healthcare professionals, marketing locally and conducting day-to-day operations. The management of corporate functions such as accounting, payroll, billing and collection, capital spending, information systems and legal are centralized.

Name	Location	Principal Services
After Hours Pediatrics	Tampa, FL	Pediatrics
Anesthetix of TeamHealth	Palm Beach Gardens, FL	Anesthesia
Daniel and Yeager	Huntsville, AL	Locum Tenens
Health Care Financial Services of TeamHealth	Knoxville, TN	Billing
Northwest Emergency Physicians of TeamHealth	Seattle, WA	ED/Hospital Medicine
Spectrum Healthcare Resources	St. Louis, MO	Military Staffing
TeamHealth Atlantic	Knoxville, TN	ED/Hospital Medicine
TeamHealth East	Woodbury, NJ	ED/Hospital Medicine
TeamHealth Great Lakes	Chicago, IL	ED/Hospital Medicine
TeamHealth Midamerica	Oklahoma City, OK	ED/Hospital Medicine
TeamHealth Midsouth	Knoxville, TN	ED/Hospital Medicine
TeamHealth Midwest	Middleburg Heights, OH	ED/Hospital Medicine
TeamHealth Mountain States	Denver, CO	Anesthesia
TeamHealth North	Amherst, NY	ED/Hospital Medicine
TeamHealth Southeast	Plantation, FL	ED/Hospital Medicine
TeamHealth West	Pleasanton, CA	ED/Hospital Medicine

We require the physicians with whom we contract to obtain professional liability insurance coverage. For our independently contracted physicians, we typically arrange for, and for our employed providers, we typically provide for, claims-made coverage with per incident and annual aggregate per physician limits and per incident and annual aggregate limits for various corporate entities. These limits are deemed appropriate by management based upon historical claims, the nature and risks of the business and standard industry practice.

Beginning in 2003, we began providing for a significant portion of our professional liability loss exposures through the use of a captive insurance company and through greater utilization of self-insurance reserves. We base a substantial portion of our provision for professional liability losses on periodic actuarial estimates of such losses.

We are usually obligated to arrange for the provision of tail coverage for claims against our clinicians for incidents that are incurred but not reported during periods for which the related risk was covered by claims-made insurance. With respect to those clinicians for whom we are obligated to provide tail coverage, we accrue professional liability reserves based on the actuarial estimates of such incurred but not reported claims.

We also maintain general liability, vicarious liability, automobile liability, property, directors and officers and other customary coverages in amounts deemed appropriate by management based upon historical claims and the nature and risks of the business.

Employees and Independent Contractors

As of December 31, 2011, we had approximately 6,800 employees, of which approximately 2,600 worked in billing and collections, operations and administrative support functions, approximately 1,500 were physicians and approximately 2,700 were other healthcare providers. In addition, we had agreements with approximately 3,000 independent contractors, of whom approximately 2,800 were physicians.

Competition

We estimate there are approximately 5,000 community hospitals in the United States, of which 3,300 are in our target market. We generally define our target market to be larger hospitals that operate full time EDs. Of the hospitals in our target market, we believe approximately 52% contract with a local provider, approximately 18% contract with a regional provider and approximately 30% contract with a national provider.

We believe Emergency Medical Services Corporation has one of the largest shares of the ED services market based upon revenues. There are several smaller companies that provide outsourced ED services and that operate in multiple states.

Such competition could adversely affect our ability to obtain new contracts, retain existing contracts and increase our profit margins. We compete with national and regional healthcare services companies and physician groups. In addition, some of these entities may have greater access than we do to physicians and potential clients. All of these competitors provide healthcare services that are similar in scope to some, if not all, of the services we provide. Although we and our competitors operate on a national or regional basis, the majority of the targeted hospital community for our services engages local physician practice groups to provide services similar to the services we provide. We therefore also compete against local physician groups and self-operated hospital EDs for satisfying staffing and scheduling needs.

The military has changed its approach toward providing most of its outsourced healthcare staffing needs through direct provider contracting on a competitive bid basis. As a result, competition for such outsourced military staffing contracts may be affected by such factors as:

•	the lowest bid price;

•	the ability to meet technical government bid specifications;

•	the ability to recruit and retain qualified healthcare providers; and

•

restrictions on the ability to competitively bid based on restrictive government bid lists or bid specifications designed to award government contracts to targeted business ownership forms, such as those determined to meet small business or minority ownership qualifications.

We believe we compete effectively in our industry for outsourced physician and other healthcare staffing and administrative services based, among other things, on:

•	our ability to improve department productivity and patient satisfaction while reducing overall costs;

•	the breadth of staffing and management services we offer;

•	our ability to recruit and retain qualified physicians, technicians and nurses;

•	our billing and reimbursement expertise;

•	our reputation for compliance with state and federal regulations; and

•	our financial stability.

Regulatory Matters

General. As a participant in the healthcare industry, our operations and relationships with healthcare providers such as hospitals are subject to extensive and increasing regulations by numerous federal, state and local governmental entities. The management services we provide under contracts with hospitals and other clients include:

•

the identification and recruitment of physicians and other healthcare professionals for the performance of emergency medicine, hospital medicine, anesthesiology, and other services at hospitals and other facilities;

•	utilization review of services and administrative overhead;

•	schedule coordination for staff physicians and other healthcare professionals who provide clinical coverage in designated areas of healthcare facilities; and

•	administrative services such as billing and collection of fees for professional services.

All of the above services are subject to changes in Medicare reimbursement. On November 1, 2011, CMS released its final 2012 MPFS payment changes covering the period from January 1, 2012 through December 31, 2012. Medicare physician payments were expected to be reduced up to 27.4% under the SGR formula for 2012. On December 23, 2011, Congress passed a bill freezing physician payments at current 2011 rates for two months, through February 29, 2012. On February 22, 2012, a bill was passed extending current Medicare payment rates through December 31, 2012, thereby avoiding the 27.4% SGR payment cuts previously scheduled to take effect on March 1, 2012. Without further Congressional action, Medicare physician payments will be reduced on January 1, 2013 at an amount to be determined by CMS when it releases its final 2013 MPFS payment changes. Although Congress continues to have discussions to negotiate a longer-term deal, it is not clear what, if anything, will occur in the long term.

In addition to changes in reimbursement, these services are potentially subject to scrutiny and review by federal, state and local governmental entities and are subject to the rules and regulations promulgated by these governmental entities. Specifically, but without limitation, the following laws and regulations may affect our operations and contractual relationships:

Laws Regarding Licensing, Certification, and Enrollment. We and our affiliated provider groups are subject to various federal, state and local licensing and certification laws and regulations and accreditation standards and other laws relating to, among other things, the adequacy of medical care, equipment, personnel and operating policies and procedures. We are also subject to periodic inspection by governmental and other authorities to assure continued compliance with the various standards necessary for licensing and accreditations. The PPACA also adds new screening requirements for enrollment and re-enrollment, as well as enhanced oversight periods for new providers and suppliers, and new requirements for Medicare and Medicaid program providers and suppliers to establish compliance programs. CMS published a final rule on February 2, 2011 establishing procedures for provider screening and oversight, and increased enforcement activity related to enrollment is expected. We are pursuing the steps we believe we must take to retain or obtain all requisite operating authorities.

State Laws Regarding Prohibition of Corporate Practice of Medicine and Fee Splitting Arrangements. The laws and regulations relating to our operations in 47 states vary from state to state and many states prohibit general business corporations from practicing medicine, employing physicians, controlling physicians’ medical decisions or engaging in some practices such as splitting professional fees with physicians. In some states charging a management or other fee that is a percentage of collections is deemed fee-splitting. We believe that we are in substantial compliance with state laws prohibiting the corporate practice of medicine and fee-splitting. We currently employ or contract with providers or physician-owned professional corporations to provide outsourced staffing and administrative services to healthcare facilities in the 47 states in which we provide services. Other parties may assert that, despite the way we are structured, some part of TeamHealth could be engaged in the corporate practice of medicine or unlawful fee-splitting. Were such allegations to be asserted successfully before the appropriate judicial or administrative forums, we could be subject to adverse judicial or administrative penalties, certain contracts could be determined to be unenforceable and we may be required to restructure our contractual arrangements. The laws of other states, including Florida, where we derived approximately 16% of our net revenues in 2011, do not prohibit non-physician entities from employing physicians to practice medicine but may retain a ban on some types of fee-splitting arrangements.

Debt Collection Regulation. Some of our operations are subject to compliance with the Fair Debt Collection Practices Act and comparable statutes and licensure in many states. Under the Fair Debt Collection Practices Act, a third-party collection company is restricted in the methods it uses in contacting consumer debtors and eliciting payments with respect to placed accounts. Requirements under state collection agency statutes vary; however, most require compliance similar to that required under the federal Fair Debt Collection Practices Act. We believe that we are in substantial compliance with the federal Fair Debt Collection Practices Act and comparable state statutes.

Anti-Kickback Statutes. We are subject to the federal healthcare fraud and abuse laws including the Anti-Kickback Statute. The Anti-Kickback Statute under section 1128B(b) of the SSA, prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration in return for referring an individual or to induce the referral of an individual to a person for the furnishing (or arranging for the furnishing) of any item or service, or in return for the purchasing, leasing, ordering, or arranging for or recommending the purchasing, leasing, or ordering of any good, facility, service, or item for which payment may be made, in whole or in part, by a federal healthcare program. These fraud and abuse laws define federal healthcare programs to include plans and programs that provide health benefits, whether directly, through insurance, or otherwise, that are funded directly by the United States government or any state healthcare program other than the Federal Employee Health Plan. These programs include Medicare and Medicaid and the U.S. government’s military healthcare system, among others. Violations of the Anti-Kickback Statute may result in civil and criminal penalties and exclusion from participation in federal and state healthcare programs. Further, PPACA makes clear that a claim that includes items or services resulting from a violation of the Anti-Kickback Statute constitutes a false claim or fraudulent claim for purposes of the Federal False Claims Act. PPACA also amended the Anti-Kickback Statute to weaken the standard of proof the government must meet for an Anti-Kickback conviction. The government does not have to prove that an accused knew of the existence of the Anti-Kickback Statute or that he or she had the specific intent to violate it. Rather, the government only must prove that the individual knowingly and willfully engaged in the conduct.

As authorized by Congress, the OIG, of the HHS, has issued safe harbor regulations that immunize from prosecution certain business arrangements under the Anti-Kickback Statute. The fact that a given business arrangement does not fall within one of these safe harbor provisions does not render the arrangement illegal, but business arrangements of healthcare service providers that fail to satisfy the applicable safe harbor criteria are reviewed based upon a facts and circumstances analysis to determine whether a violation may have occurred. Some of the financial arrangements that we may maintain may not meet all of the requirements for safe harbor protection. The authorities that enforce the Anti-Kickback Statute may in the future determine that one or more of these financial arrangements violate the Anti-Kickback Statute or other federal or state laws. A determination that a financial arrangement violates the Anti-Kickback Statute could subject us to liability under the SSA, including criminal and civil penalties, as well as exclusion from participation in government programs such as Medicare and Medicaid or other federal healthcare programs. In addition, an increasing number of states in which we operate have laws that prohibit some direct or indirect payments, similar to the Anti-Kickback Statute, if those payments are designed to induce or encourage the referral of patients to a particular provider. Possible sanctions for violation of these restrictions include exclusion from state-funded healthcare programs, loss of licensure, and civil and criminal penalties. Statutes vary from state to state, are often vague, and may not have been interpreted by courts or regulatory agencies.

In order to obtain additional clarification on the Anti-Kickback Statute or Civil Monetary Penalty Law, a provider can obtain written interpretative advisory opinions from the OIG regarding existing or contemplated transactions. Advisory opinions are binding as to HHS, but only with respect to the requesting party or parties. The advisory opinions are not binding as to other governmental agencies (e.g., the Department of Justice) and certain matters (e.g., whether certain payments made in conjunction with conduct seeking to meet certain safe harbor protections are at fair market value) are not within the purview of an advisory opinion.

In 1998, the OIG issued an advisory opinion in which it concluded that a proposed management services contract between a medical practice management company and a physician practice, which provided that the management company would be reimbursed for the fair market value of its operating services and its costs and paid a percentage of net practice revenues, may constitute illegal remuneration under the Anti-Kickback Statute. The OIG’s analysis focused on the marketing activities conducted by the management company and concluded that the management services arrangement described in the advisory opinion included financial incentives to increase patient referrals, contained no safeguards against over utilization, and included financial incentives that increased the risk of abusive billing practices. We believe that our contractual relationships with hospitals and physicians are distinguishable from the arrangement described in this advisory opinion with regard to both the types of services provided and the risk factors identified by the OIG. We provide outsourced physician staffing and administrative services to hospitals and other healthcare providers through contractual arrangements with physicians and hospitals. In some instances, we may enter into a contractual arrangement that provides that, as compensation for staffing a hospital department, we will receive a percentage of charges generated by the physician services rendered to patients seeking treatment in that department. However, the nature of our business distinguishes us from the management company in the advisory opinion. We do not usually perform marketing or any other management services for the hospital or the physicians by which we can influence significantly the number of patients who seek treatment at the hospital department and thereby increase the compensation received by us from the hospital or paid by us to physicians. Additionally, in any percentage compensation arrangement we have with a hospital, the compensation paid to us by that hospital takes into account only the professional services rendered by our physicians and does not contain financial incentives to increase the referrals of patients by our physicians to the hospital for hospital services. Nevertheless, we cannot assure you that the OIG, the Department of Justice or other federal regulators will not be able to successfully challenge our arrangements under the Anti-Kickback Statute in the future.

Most states also have anti-kickback statutes that prohibit kickbacks relating to services provided to Medicaid beneficiaries. Some state statutes are broader and cover all patients.

Additionally, we are subject to state statutes and regulations that prohibit, among other things, payments for referral of patients. Violations of these state laws may result in prohibition of payments for services rendered, loss of licenses, fines and criminal penalties. We cannot assure you that state regulators will not successfully challenge our arrangements under state anti-kickback statutes.

Physician Self-Referral Laws. Our contractual arrangements with physicians and hospitals may implicate the federal physician self-referral statute commonly known as the “Stark Law”. The Stark Law prohibits the referral of Medicare and Medicaid beneficiaries for any “designated health services” to an entity if the physician or a member of such physician’s immediate family has a “financial relationship” with the entity, unless an exception in the Stark Law or regulations applies. Unlike the Safe Harbors under the Anti-Kickback Statute where meeting a safe harbor is voluntary, a financial arrangement must meet a Stark Law exception or the physician may not refer any patients to the hospital.

The Stark Law provides that the entity that renders the “designated health services” may not present or cause to be presented a claim for “designated health services” furnished pursuant to a prohibited referral. A person who engages in a scheme to circumvent the Stark Law’s prohibitions may be fined up to $100,000 for each applicable arrangement or scheme. In addition, anyone who presents or causes to be presented a claim in violation of the Stark Law is subject to payment denials, mandatory refunds, monetary penalties of up to $15,000 per service, an assessment of up to three times the amount claimed, and possible exclusion from participation in federal healthcare programs. PPACA includes some amendments to the Stark Law. For example, PPACA requires CMS to issue a Voluntary Self-Referral Disclosure Protocol, or SRDP, as a vehicle through which health care providers and suppliers can disclose actual or potential violations of the Stark Law. CMS published the SRDP on September 23, 2010 and modified it on May 6, 2011. The SRDP allows CMS to reduce the payment amounts due for Stark Law violations when the violation is self-disclosed but also requires the disclosing party to act within 60 days of identification of an overpayment and does not include any provision for government agency coordination in the event of disclosure.

The term “designated health services” includes services commonly performed or supplied by hospitals (including inpatient and outpatient hospital services and diagnostic radiology and radiation therapy services and supplies) or medical clinics for which we provide physician staffing. In addition, the term “financial relationship”

is broadly defined to include any direct or indirect ownership or investment interest or compensation arrangement. There are a number of exceptions to the self-referral prohibition, including exceptions for many of the customary financial arrangements between physicians and providers, such as employment contracts, leases, professional services agreements, non-cash gifts having a value less than $300 and recruitment agreements.

Since the Stark law was enacted there has been an evolving body of regulations. The adoption of new federal or state laws or regulations could affect many of the arrangements entered into by each of the hospitals with which we contract. In addition, courts, Congress, and law enforcement authorities, including the OIG, are increasing the scrutiny of arrangements between healthcare providers and potential referral sources to ensure that the arrangements are not designed as a mechanism to improperly pay for patient referrals and/or other business.

In addition, a number of the states in which we operate have similar prohibitions on physicians’ self-referrals. These state prohibitions may differ from the Stark Law’s prohibitions and exceptions. Violations of these state laws may result in prohibition of payment for services rendered, loss of licenses, fines, and criminal penalties. State statutes and regulations also may require physicians or other healthcare professionals to disclose to patients any financial relationship the physicians or healthcare professionals have with a healthcare provider that is recommended to the patients. These laws and regulations vary significantly from state to state, are often vague and, in many cases, have not been interpreted by courts or regulatory agencies. Exclusions and penalties, if applied to us, could result in significant loss of reimbursement to us, thereby significantly affecting our financial condition.

Other Healthcare Fraud and Abuse Laws. PPACA includes a number of provisions that expand and increase the government’s ability to audit, investigate and combat healthcare program fraud, abuse and waste. For example, PPACA requires enhanced oversight of provider screening and enrollment, including requiring additional disclosures and the establishment of compliance programs. The law also creates new authorities to impose civil monetary penalties and exclude providers or suspend payments, and it expands the definition of false claims and enhances the penalties for submitting false claims or failing to comply with investigations.

Our arrangements and operations may implicate other healthcare fraud and abuse laws, including federal and certain state laws related to false claims. For example, section 1128B of SSA, commonly referred to as the “Federal False Claims Act”, imposes criminal liability on individuals who or entities that knowingly and willfully make or cause to be made any false statement of material fact in any application for any payment, or for use in determining rights to such payment, under a federal healthcare program. The statute also sets forth other specific activities that constitute the submission of false statements or representations. A violation of such section by a healthcare provider is a felony, and may result in fines up to $50,000 and exclusion from participation in federal healthcare programs.

The Federal False Claims Act imposes civil liability on individuals and entities that submit or cause to be submitted false or fraudulent claims for payment to the government. On May 20, 2009, the Fraud Enforcement and Recovery Act, or FERA, an act designated to overhaul the Federal False Claims Act, was enacted. FERA greatly expanded the reach of the Federal False Claims Act by eliminating the prior requirement that a false claim be presented to a federal official, or that such a claim directly involve federal funds. The new law clarifies that liability attaches whenever an individual or entity makes a false claim to obtain money or property, any part of which is provided by the government, without regard to whether the individual or entity makes such claim directly to the federal government. Consequently, under FERA, liability attaches when such false claim is submitted to an agent acting on the government’s behalf or with a third party contractor, grantee or other recipient of such federal money or property. Additionally, under FERA, individuals and entities violate the Federal False Claims Act by knowingly retaining historic incorrect payments even if the individual or entity did not make claim for such payments.

PPACA requires that overpayments be reported and returned within 60 days after the overpayment is identified or the corresponding cost report was due. Failure to report and return the overpayment creates the basis for Federal False Claims Act liability. In addition, PPACA requires that claims submitted to private parties, such as Medicare Advantage plans or Medicaid managed care plans, that have received government funds are subject to Federal False Claims Act liability. Violations of the Federal False Claims Act may include treble damages and penalties of up to $11,000 per false or fraudulent claim.

In addition to actions being brought under the Federal False Claims Act by government officials, the Federal False Claims Act also allows a private individual with direct knowledge of fraud to bring a whistleblower or qui tam lawsuit on behalf of the government for violations of the Federal False Claims Act. PPACA also broadens the direct knowledge requirement so that the private individual is not required to have direct knowledge of the allegations, but must provide information to the government before it is publicly disclosed and that is independent of and materially adds to any publicly disclosed allegations. In that event, the whistleblower is responsible for initiating a lawsuit that sets in motion a chain of events that may eventually lead to the recovery of money by the government. The Federal False Claims Act and FERA extend broad protections to whistleblowers that prohibit entities from demoting, harassing, terminating or otherwise retaliating against whistleblowers for making Federal False Claims Act allegations.

Violations of the Federal Anti-Kickback Statute and the Stark Law have also been used by prosecutors as a basis for Federal False Claims Act liability and under PPACA, a violation of the Federal Anti-Kickback Statute triggers Federal False Claims Act liability.

In addition to the Federal False Claims Act, several states and the District of Columbia have enacted false claims laws that allow the recovery of money that was fraudulently obtained by a healthcare provider from the state, such as Medicaid funds provided by the state, or, in some cases, from private payers, and assess other fines and penalties.

In addition to the Federal False Claims Act, under HIPAA there are five additional federal criminal statutes: “healthcare fraud,” “false statements relating to healthcare matters,” “theft or embezzlement in connection with healthcare,” “obstruction of criminal investigations of healthcare offenses,” and “laundering of monetary instruments.” These HIPAA criminal statutes encompass fraud against private payers. Violations of these statutes constitute felonies and may result in fines, imprisonment, and/or exclusion from government-sponsored programs. The “healthcare fraud” provisions of HIPAA prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program, including private payers. The “false statements” provisions of HIPAA prohibit knowingly and willfully falsifying, concealing or covering up a material fact by any trick, scheme or device or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

In addition to criminal and civil monetary penalties, healthcare providers that are found to have defrauded the federal or state healthcare programs may be excluded from participation in government healthcare programs. Providers that are excluded are not entitled to receive payment under Medicare, or other federal and state healthcare programs for items or services provided to program beneficiaries. Exclusion for a minimum of five years is mandatory for a conviction with respect to the delivery of a healthcare item or service. The presence of aggravating circumstances in a case can lead to a longer period of exclusion. The OIG also has the discretion to exclude providers for certain conduct even absent a criminal conviction. Such conduct includes participation in a fraud scheme, the payment or receipt of kickbacks, and failing to provide services of a quality that meets professionally recognized standards.

The federal government has made a policy decision to significantly increase the financial resources allocated to enforcing the general fraud and abuse laws. In addition, private insurers and various state enforcement agencies have increased their level of scrutiny of healthcare claims in an effort to identify and prosecute fraudulent and abusive practices in the healthcare area. We are subject to these increased enforcement activities and may be subject to specific subpoenas and requests for information.

Administrative Simplification and the Transactions, Privacy and Security Rules. HIPAA mandates the adoption of standards for the exchange of electronic health information in an effort to encourage overall administrative simplification and enhance the effectiveness and efficiency of the healthcare industry. Ensuring privacy and security of patient information was one of the key factors behind the legislation, and subsequent regulations established electronic transaction standards that healthcare providers must use when submitting or receiving certain healthcare data electronically and regulated the use and disclosure of individuals’ healthcare information, whether communicated electronically, on paper or verbally. We comply with electronic transaction standards and transmit data in the standardized format to health plans that are able to accept the format.

The regulations also provide patients with significant new rights related to understanding and controlling how their health information is used or disclosed. We have privacy policies for our covered entity activities and have entered into business associate agreements with affiliated providers, including physicians, hospitals and other covered entities and our vendors. We believe we are in substantial compliance with the HHS’ final regulations concerning the privacy of healthcare information.

We believe we are currently in substantial compliance with regulations that CMS issued concerning the security of electronic protected healthcare information. These regulations mandate the use of certain administrative, physical and technical safeguards to protect the confidentiality, integrity, and availability of electronic protected healthcare information. We evaluated our systems, procedures and policies relative to the security of electronic protected healthcare information and modified them as necessary to comply with the security regulations.

In January 2004, CMS issued final regulations concerning the national unique health identifier for healthcare providers. These regulations establish the standard for a unique national identifier for healthcare providers for use in the healthcare system and the adoption of the NPI. In general, this rule requires any part of our business that would be a covered healthcare provider if it were a separate legal entity, to apply for a NPI and to use the identifier when submitting claims and conducting certain other electronic transactions. We completed the process of obtaining the necessary NPIs for our existing providers in 2007 and continue to seek NPIs for new providers as necessary.

The HIPAA statute includes penalties for violations of the HIPAA regulations. The Secretary of HHS is permitted to impose civil penalties for violations of HIPAA requirements of $100 per violation (with a maximum of $25,000 in penalties per calendar year for the same type of violation). The United States Justice Department has the authority to enforce criminal violations of HIPAA that include fines of between $50,000 and $250,000, and 10 years’ imprisonment, or both. Criminal offenses include knowingly (i) using or causing to be used a unique health identifier in violation of the privacy standards, (ii) obtaining individually identifiable health information relating to an individual in violation of the privacy standards, or (iii) disclosing individually identifiable health information to another person in violation of the privacy standards. Other bases for criminal prosecution, for example, include committing an offense with the intent to use individually identifiable health information for commercial advantage, personal gain, or malicious harm.

HHS’ regulations relating to the enforcement and imposition of penalties on entities that violate a HIPAA standard set forth procedural and substantive requirements for the enforcement and imposition of civil penalties under HIPAA. At this time, we believe our operations are currently conducted in substantial compliance with these HIPAA requirements.

ARRA its amendments and its regulations, include additional requirements related to the privacy and security of patient information. It extends compliance with the Privacy Rule and Security Rule to business associates; requires, in certain instances, the reporting of incidents where the security of patient information has been compromised; increases penalties for HIPAA violations; and provides state attorneys general with enforcement authority over the Privacy Rule and Security Rule.

Amendments to HIPAA in the ARRA significantly increased the penalties for HIPAA violations and extended the reach of these penalties to business associates, such as the Company. There is a tiered system of penalties ranging from $100 to $50,000 per violation, with an annual maximum of $25,000 to $1,500,000. State attorneys general are empowered to bring suit on behalf of residents of their state for injunctions, statutory damages, and attorneys’ fees. The increased penalties and the authorization of state attorneys general for enforcement became effective on February 17, 2009.

ARRA includes breach notification provisions, which provide that in the event of a breach of “unsecured” patient information, disclosure must be made to the patient, the Secretary of HHS, and in some cases the media. Electronic patient information is “unsecured” if it is not encrypted in accordance with standards required by HHS. At this time we believe that our operations currently encrypt electronic patient information in accordance with HHS standards.

On July 14, 2010, HHS issued a proposed rule to implement additional modifications to the HIPAA Privacy, Security, and Enforcement Rules around business associate compliance, limitations on the use and disclosure of protected health information for marketing and fundraising purposes, prohibiting the sale of protected health information, and expanding individuals’ rights to access their information and restrict certain disclosures of protected health information to health plans.

PPACA also required CMS to issue a series of regulations designed to streamline healthcare administrative transactions, encourage greater use of standards by providers, and make existing standards work more effectively. On July 8, 2011, CMS issued an interim final rule related to electronic health care transactions for determining patient eligibility and tracking the status of health care claims. On January 5, 2012, CMS issued another interim final rule related to use of electronic funds transfers. On April 9, 2012, CMS issued a proposed rule that would establish a unique health plan identifier to allow providers to automate and simplify their processes, particularly when processing bills and other transactions. Additional administrative simplification rules will be published in the future related to standards for claims attachments, and requirements for certifying compliance with HIPAA standards and operating rules. Based on the existing and proposed administrative simplification of HIPAA regulations, we believe the cost of our compliance with HIPAA will not have a material adverse effect on our business, financial condition or results of operations.

The U.S. healthcare industry’s transition from ICD-9 to ICD-10 for medical diagnosis and inpatient procedure coding will occur in two stages, each requiring significant investment in appropriate software as well as training and changes in business operations and workflows. Disruptions in service may also occur as a result of these changes. On January 1, 2012, standards for electronic healthcare transactions related to claims, eligibility inquiries, and remittance advices were converted to Version 5010, which accommodates the ICD-10 codes. CMS enforcement for non-compliance with these new standards will begin after June 30, 2012. Starting on October 1, 2013, ICD-10 codes must be used on all HIPAA transactions, including outpatient claims with dates of service, and inpatient claims with dates of discharge on and after October 1, 2013. However, on April 9, 2012, CMS issued a proposed rule that would delay required compliance with ICD-10 by one year, from October 1, 2013, to October 1, 2014.

In July 2010, HHS issued regulations establishing the technical capabilities required for certified electronic health record technology and “meaningful use” objectives that providers must meet to qualify for bonus payments under the Medicare Program. Bonus payments began in May 2011 and will continue until 2016. Starting in 2015, Medicare reimbursement will be adjusted for providers that have not demonstrated meaningful use. In March 2012, CMS issued a proposed rule specifying Stage 2 criteria that providers must meet to qualify for “meaningful use” bonus payments. Providers who first attested to Stage 1 criteria in 2011 will have to begin using Stage 2 criteria in 2014. Significant expenditures may be necessary to facilitate connectivity to hospital systems or otherwise develop e-prescribing and electronic medical record capabilities.

There are other federal and state laws relating to privacy, security and confidentiality of patient healthcare information. In addition to federal privacy regulations, there are a number of state laws governing confidentiality of health information that are applicable to our operations. New laws governing privacy may be adopted in the future as well. We have taken steps to comply with health information privacy requirements to which we are aware that we are subject. However, we can provide no assurance that we are or will remain in compliance with the diverse privacy requirements in all of the jurisdictions in which we do business. Failure to comply with privacy requirements could result in civil or criminal penalties, which could have a materially adverse impact on our business.

Related Laws and Guidelines. Because we perform services at hospitals, outpatient facilities and other types of healthcare facilities, we and our affiliated providers may be subject to laws that are applicable to those entities. For example, our operations are impacted by the Emergency Medical Treatment and Labor Act, or EMTALA, that prohibits “patient dumping” by requiring Medicare-participating hospitals and hospital ED physicians or hospital urgent care center physicians to provide a medical screening examination to any patient presented to the hospital’s ED or urgent care center, regardless of the patient’s ability to pay, legal status or citizenship. In addition, if it is determined that the individual has an emergency medical condition, the facility must provide stabilizing treatment within its capabilities or provide for an appropriate transfer of the individual. Many states in which we operate have similar state law provisions concerning patient dumping.

In addition to the EMTALA and its state law equivalents, significant aspects of our operations are subject to state and federal statutes and regulations governing workplace health and safety, dispensing of controlled substances and the disposal of medical waste. Changes in ethical guidelines and operating standards of professional and trade associations and private accreditation commissions such as the American Medical Association and The Joint Commission may also affect our operations. We believe our operations as currently conducted are in substantial compliance with these laws and guidelines.

Corporate Compliance Program. We have developed a corporate compliance program in an effort to monitor compliance with federal and state laws and regulations applicable to healthcare entities and to implement policies and procedures so that employees act in compliance with all applicable laws, regulations and company policies.

The OIG has issued a series of compliance program guidance documents in which the OIG has set out the elements of an effective compliance program. Our compliance program has been structured to include these elements and we believe we have taken reasonable steps to implement them. The primary compliance program components recommended by the OIG, all of which we have attempted to implement, include:

•	formal policies and written procedures;

•	designation of a compliance officer;

•	education and training programs;

•	internal monitoring and reviews;

•	responding appropriately to detected misconduct;

•	open lines of communication; and

•	discipline and accountability.

We audit compliance with our compliance program on a randomized sample basis. Although such an approach reflects a reasonable and accepted approach in the industry, we cannot assure you that our program will detect and rectify all compliance issues in all markets and for all time periods. If we fail to detect such issues, depending on the nature and scope of the issue, this could result in future claims for recoupment of overpayments, civil fines and penalties, or other material adverse consequences.

Properties

Effective January 1, 2010, we leased approximately 60,000 square feet at 265 Brookview Centre Way for our corporate headquarters. During 2012 we are expanding this space to approximately 73,000 square feet. We also lease or sublease other facilities for our corporate functions as well as for the operations of our clinics, billing centers and certain regional operations. We believe our present facilities are substantially adequate to meet our current and projected needs. The leases and subleases have various terms primarily ranging from one to ten years and monthly rents ranging from approximately $1,000 to $110,000. Our monthly lease payments total approximately $1.0 million. We expect to be able to renew each of our leases or to lease comparable facilities on terms commercially acceptable to us.

Legal Proceedings

We are currently a party to various legal proceedings in the ordinary course of our business. While we currently believe that the ultimate outcome of such proceedings, individually and in the aggregate, will not have a material adverse effect on our financial position or overall trends in results of operations, litigation is subject to inherent uncertainties. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on our net earnings in the period in which the ruling occurs. The estimate of the potential impact from such legal proceedings on our financial position or overall results of operations could change in the future.

SELLING SECURITY HOLDERS

This prospectus supplement relates to the resale from time to time of up to a total of 8,000,000 shares of our common stock by the selling stockholders. The following table sets forth information with respect to the current beneficial ownership of each selling stockholder, the number of shares of our common stock being offered hereby by such selling stockholder and information with respect to shares of common stock to be beneficially owned by the selling stockholder after completion of this offering. The percentages in the following table reflect the shares of common stock beneficially owned by each selling stockholder as a percentage of the total number of shares of our common stock outstanding as of June 22, 2012. As of June 22, 2012, there were 66,095,726 shares of our common stock outstanding. The number of shares outstanding and the table below do not reflect any transactions pursuant to existing 10b5-1 plans of certain executive officers subsequent to June 22, 2012.

The amounts and percentages of shares of common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in the footnotes below, the beneficial owner has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise noted, the address of each beneficial owner is 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919.

	Prior to this Offering		Shares of Common Stock Being Offered	Assuming the Underwriters’ Option is Not Exercised		Assuming the Underwriters’ Option is Exercised
Name of beneficial	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Completion of Offering		Shares Beneficially Owned After Completion of Offering
owner	Number	Percentage	Number	Number	Percentage	Number	Percentage
Ensemble Parent LLC – Principal Stockholder (1) c/o The Blackstone Group L.P. 345 Park Avenue New York, New York 10154	35,506,562	53.7%	7,925,000	27,581,562	41.7%	26,381,562	39.9%
Greg Roth – President, Chief Executive Officer and Director (2)	661,848	1.0%	45,000	616,848	*	616,848	*
David P. Jones – Executive Vice President and Chief Financial Officer (3)	387,564	*	20,000	367,564	*	367,564	*
Earl P. Holland – Director (4)	61,374	*	10,000	51,374	*	51,374	*

*	Less than 1%.
(1)

Ensemble Parent LLC directly holds the shares of common stock shown as beneficially owned by it in the table above. All of the membership units of Ensemble Parent LLC are held by Blackstone Capital Partners IV L.P., Blackstone Capital Partners IV-A L.P., Blackstone Family Investment Partnership IV-A L.P., and Blackstone Participation Partnership IV, L.P. (the “Blackstone Funds”), with the majority of the membership interests held by Blackstone Capital Partners IV L.P. Blackstone Management Associates IV L.L.C. (“BMA”) is the general partner having voting and investment power over membership interests held or controlled by each of the Blackstone Funds. The majority of the membership interests in BMA are held by Blackstone Holdings III L.P. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings

III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is controlled by Mr. Schwarzman, its founder. Mr. Simpkins is a member of Blackstone Management Associates IV L.L.C. and Mr. Dal Bello is an employee of Blackstone Management Associates IV L.L.C. Each of the Blackstone Funds, BMA and Messrs. Schwarzman, Simpkins and Dal Bello disclaim beneficial ownership of any shares of our common stock beneficially owned by Ensemble Parent LLC.
(2)	Shares beneficially owned by Mr. Roth include 3,601 unvested restricted shares and 448,940 shares issuable upon the exercise of options, which he has the right to acquire within 60 days of June 22, 2012.
(3)	Shares beneficially owned by Mr. Jones include 3,601 unvested restricted shares and 250,664 shares issuable upon the exercise of options, which he has the right to acquire within 60 days of June 22, 2012.
(4)	Shares beneficially owned by Mr. Holland include 10,488 unvested restricted shares and 32,572 shares issuable upon the exercise of options, which he has the right to acquire within 60 days of June 22, 2012.

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

We cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities. As of June 22, 2012, we had a total of 66,095,726 shares of common stock outstanding. Of the outstanding shares of common stock, the shares sold in our initial public offering and in this offering or resold in reliance on securities law exemptions will be freely tradeable without restriction or further registration under the Securities Act, except that any shares held by our “affiliates,” as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the applicable volume, manner of sale, holding period and any other requirements of Rule 144. The remaining outstanding shares of common stock will be deemed “restricted securities” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act.

We may issue shares of common stock from time to time as consideration for future acquisitions, investments or other corporate purposes. In the event that any such acquisition, investment or other transaction is significant, the number of shares of common stock that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares of common stock issued in connection with any such acquisitions and investments.

Stock Options

We have filed a registration statement on Form S-8 under the Securities Act to register the shares of common stock reserved for issuance under the Company’s 2009 Stock Incentive Plan and, as a result, all shares of common stock acquired upon exercise of stock options are also freely tradable under the Securities Act unless such common stock is held by our affiliates.

Lock-Up Arrangements

We, Ensemble Parent LLC, our executive officers and our directors have agreed, with specified exceptions (including an exception relating to the issuance by us of up to 5% of common stock outstanding in connection with acquisitions), not to sell or transfer any of our common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of each of the representatives, on behalf of the underwriters. Specifically, we and these other entities and individuals have agreed not to directly or indirectly:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for any shares of our common stock or any right to acquire shares of our common stock; or

•

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus supplement, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months, would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available and, after owning such shares for at least one year, would be entitled to sell an unlimited number of shares of our common stock without restriction. Our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding; or

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income or estate tax consequences applicable to you if you are subject to special treatment under the United States federal income or estate tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the

Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not, have not at any time during the five-year period ending as of the date of this offering, and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under recently enacted legislation and administrative guidance, the relevant withholding agent may be required to withhold 30% of any dividends paid after December 31, 2013 and the gross proceeds of a disposition of our common stock paid after December 31, 2014 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its United States account holders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. Non-U.S. holders should consult with their own tax advisors regarding the possible implications of the recently enacted legislation on their investment in our common stock.

UNDERWRITING

Barclays Capital Inc. and Citigroup Global Markets Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, each selling stockholder has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholders, the number of shares of common stock set forth opposite its name below.

Underwriters	Number of Shares
Barclays Capital Inc.	4,000,000
Citigroup Global Markets Inc.	4,000,000

Total	8,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of common stock sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common stock, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.25 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,200,000 additional shares.

	Per Share	Without Option to Purchase	With Option to Purchase
Public offering price	$23.95	$191,600,000	$220,340,000
Underwriting discounts and commissions	$0.95	$7,600,000	$8,740,000
Proceeds, before expenses, to the selling stockholders	$23.00	$184,000,000	$211,600,000

The expenses of the offering that are payable by us, excluding underwriting discounts and commissions, are estimated to be approximately $0.9 million.

Option to Purchase Additional Shares

Ensemble Parent LLC has granted an option to the underwriters to purchase up to 1,200,000 additional shares of common stock at the public offering price, less underwriting discounts and commissions. The underwriters may exercise this option for 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to certain conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the table above.

No Sales of Similar Securities

We, all of our directors and executive officers and Ensemble Parent LLC have agreed that, subject to specified exceptions (including an exception relating to the issuance by us of up to 5% of common stock outstanding in connection with acquisitions), without the prior written consent of each of the representatives on behalf of the underwriters, we and they will not directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common stock or any securities that may be converted into or exchanged for any common stock, enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, make any demand for or exercise any right or file or cause to be filed a registration statement with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities or publicly disclose the intention to do any of the foregoing for a period of 90 days from the date of this prospectus supplement other than permitted transfers; provided that the Sponsor may make a demand under our registration rights agreement so long as the applicable registration statement is not filed during such period.

New York Stock Exchange Listing

Our common stock is listed on the NYSE under the symbol “TMH.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters represent that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares which are the subject of the offering contemplated by this prospectus supplement, or Shares, will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the Shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of Shares may be made to the public in that Relevant Member State at any time:

(a) to “qualified investors” as defined in the Prospectus Directive, including:

(i) (in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (A) an average of at least 250 employees during the last financial year; (B) a total balance sheet of more than €43,000,000 and (C) an annual turnover of more than €50,000,000 as shown in its last annual or consolidated accounts; or

(ii) (in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

(b) to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Shares shall result in a requirement for the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Any person making or intending to make any offer within the European Economic Area of Shares which is the subject of the offering contemplated in this prospectus supplement should only do so in circumstances in which no obligation arises for the Company or any of the underwriters to produce a prospectus for such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of Shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of Shares contemplated in this prospectus supplement.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any Shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each underwriter and the Company that: (a) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive and (b) in the case of any Shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the Shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale or (ii) where Shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those Shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Notice to Prospective Investors in Switzerland

This document as well as any other material relating to the shares of common stock which are the subject of the offering contemplated by this prospectus supplement do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares of common stock will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares of common stock, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

The shares of common stock are being offered in Switzerland by way of a private placement (i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares of common stock with the intention to distribute them to the public). The investors will be individually approached by us from time to time.

This document as well as any other material relating to the shares of common stock is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The Shares may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Shares offered should conduct their own due diligence on the Shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and/or our affiliates. In particular, certain of the underwriters or their affiliates are or may become lenders under our senior secured credit facilities. They have received, or may in the future receive, customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, certain of the underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. These underwriters may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus supplement may be made available on the Internet web site maintained by certain underwriters. Other than any prospectus in electronic format, the information on an underwriter’s Internet web site is not part of this prospectus.

VALIDITY OF COMMON STOCK

The validity of our common stock offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cravath, Swaine & Moore LLP.

INCORPORATION BY REFERENCE

We incorporate certain information into this prospectus by reference to other documents that we have previously filed with the SEC. This means that we disclose important information to you for purposes of this prospectus by referring you to other documents that have previously been filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. We incorporate into this prospectus by reference each of the following documents listed below other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K:

•	Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 7, 2012;

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2012, filed with the SEC on May 1, 2012;

•	Current Reports on Form 8-K, filed with the SEC on May 18, 2012 and June 28, 2012;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2012; and

•	A description of our common stock contained in the Registration Statement on Form 8-A, filed with the SEC on December 14, 2009.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents so long as the registration statement of which this prospectus is a part remains effective. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to: Team Health Holdings, Inc., 265 Brookview Centre Way, Knoxville, TN 37919; telephone: (865) 693-1000, Attention: Investor Relations; email address: ir@teamhealth.com. These filings may also be accessed on our website: http://www.teamhealth.com.

The information incorporated by reference into this prospectus is an important part of this prospectus. Neither we nor the underwriters have authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to any document that we have publicly filed or that we may otherwise publicly file in the future because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, and may no longer continue to be true as of any given date.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file proxy statements and annual reports, quarterly reports, current reports and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room in Washington, D.C. located at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. Our SEC filings are also available free of charge at the SEC’s web site at www.sec.gov.

This prospectus supplement and the accompanying prospectus do not contain all of the information in, or incorporated by reference in, our registration statement, including amendments, exhibits, and schedules. Statements in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of the contract or other document filed or incorporated by reference as an exhibit to the registration statement, each such statement being qualified in all respects by this reference. Additional information about us can be found in our registration statement (including amendments, exhibits, and schedules) on Form S-3 filed with the SEC. The SEC maintains a web site (http://www.sec.gov) that contains our registration statement, other documents incorporated by reference, and other information we have filed electronically with the SEC, including proxy statements and reports filed under the Exchange Act.

PROSPECTUS

Team Health Holdings, Inc.

Common Stock

We and/or any selling stockholders may offer and sell from time to time shares of our common stock, par value $0.01 per share, or common stock, covered by this prospectus.

Our registration of the shares of common stock covered by this prospectus does not mean that we or any selling stockholders will offer or sell any of the shares. Each time our common stock is offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the names of any selling stockholders. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell our common stock without a prospectus supplement describing the method and terms of the offering.

We and/or the selling stockholders may sell the shares of our common stock covered by this prospectus directly to or through underwriters, to other purchasers and/or through agents at varying prices. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” If any underwriters are involved in the sale of our common stock offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among us, any selling stockholders and them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “TMH.”

Investing in our common stock involves risks. You should consider the risk factors described in any accompanying prospectus supplement and in the documents we incorporate by reference on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 28, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under this shelf registration process, we and/or selling stockholders may, from time to time, sell common stock described in this prospectus in one or more offerings. Additionally, under the shelf registration process, each time our common stock is offered pursuant to this prospectus, we will provide a prospectus supplement that will contain more specific information about the offering by us or one or more selling stockholders. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Incorporation by Reference” and “Where You Can Find More Information.”

This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to, or incorporated by reference in, the registration statement for a complete description.

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplements. Such documents contain important information you should consider when making your investment decision. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. Neither we nor any selling stockholders are offering to sell or seeking offers to buy shares of our common stock in any jurisdictions in which offers and sales are not permitted. You should assume that the information in this prospectus is accurate only as of the date on the cover page, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, prospects, financial condition and results of operations may have changed since that date.

Unless the context otherwise requires, “Team Health,” “the Company,” “registrant,” “we,” “us,” “our” and similar names refer to Team Health Holdings, Inc. and its subsidiaries.

OUR COMPANY

We believe we are one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through our seven principal service lines located in 16 regional sites, our more than 7,700 affiliated healthcare professionals provide emergency medicine, anesthesia, hospital medicine, urgent care, and pediatric staffing and management services to more than 750 civilian and military hospitals, clinics, and physician groups in 47 states.

Our principal executive offices are located at 265 Brookview Centre Way, Knoxville, Tennessee 37919, and our telephone number at that address is (865) 693-1000. Our website address is www.teamhealth.com on which we post our key corporate governance documents, including our board committee charters and our Code of Conduct. We do not incorporate the information on our website in this prospectus and investors should not consider any information on, or that can be accessed through, our website as part of this prospectus.

RISK FACTORS

An investment in our common stock involves significant risks. Before purchasing any common stock you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risks and uncertainties described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 and in Part 2 Item 1A of our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. For a description of these reports and documents, and information about where you can find them, see the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus. The risks and uncertainties described in the applicable prospectus supplement and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in the applicable prospectus supplement or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

FORWARD-LOOKING STATEMENTS

Statements made in, or incorporated by reference into, this prospectus and any applicable prospectus supplements that are not historical facts and that reflect the current view of the Company about future events and financial performance are hereby identified as “forward-looking statements.” Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions investors that such “forward looking statements,” including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in, or are incorporated by reference into, this prospectus and any applicable prospectus supplements or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward- looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements, include, but are not limited to:

•	the current U.S. and global economic conditions;

•	the current U.S. and state healthcare reform legislative initiatives;

•	the effect and interpretation of current or future government regulation of the healthcare industry, and our ability to comply with these regulations;

•	our exposure to billing investigations and audits by private payers and federal and state authorities, as well as auditing contractors for governmental programs;

•	our exposure to professional liability lawsuits;

•	the adequacy of our insurance reserves;

•	our reliance on reimbursements by third-party payers, as well as payments by individuals;

•	change in rates or methods of government payments for our services;

•	the general level of emergency department patient volumes at our clients’ facilities;

•	our exposure to the financial risks associated with fee -for -service contracts;

•	our ability to timely or accurately bill for services;

•	our ability to timely enroll healthcare professionals in the Medicare program;

•	a reclassification of independent contractor physicians by tax authorities;

•	the concentration of a significant number of our programs in certain states, particularly Florida and Tennessee;

•	any loss of or failure to renew contracts within the Military Health System Program, which are subject to a competitive bidding process;

•	our exposure to litigation;

•	fluctuations in our quarterly operating results which could affect our ability to raise new capital for our business;

•	effect on our revenues if we experience a net loss of contracts;

•	our ability to accurately assess the costs we will incur under new contracts;

•	our ability to find suitable acquisition candidates or successfully integrate completed acquisitions;

•	our ability to implement our business strategy and manage our growth effectively;

•	our future capital needs and ability to raise capital when needed;

•	our ability to successfully recruit and retain qualified healthcare professionals;

•	enforceability of our non-competition and non-solicitation contractual arrangements with some affiliated physicians and professional corporations;

•	the high level of competition in our industry;

•	our dependence on numerous complex information systems and our ability to maintain these systems or implement new systems or any disruptions in our information systems;

•	our ability to protect our proprietary technology and services;

•	our loss of key personnel and/or ability to attract and retain highly qualified personnel;

•	our ability to comply with privacy regulations regarding the use and disclosure of patient information;

•	our ability to comply with federal or state anti-kickback laws;

•	our ability to comply with federal and state physician self-referral laws and regulations or issuance of additional legislative restrictions;

•	changes in existing laws or regulations, adverse judicial or administrative interpretations of these laws and regulations or enactment of new legislation;

•	changes in accounting standards, rules and interpretations or inaccurate estimates or assumptions in the application of accounting policies and the impact on our financial statements;

•	our exposure to a loss of contracts with our physicians or termination of relationships with our affiliated professional corporations in order to comply with antitrust laws;

•	our substantial indebtedness and ability to incur substantially more debt;

•	our ability to generate sufficient cash to service our debt;

•	restrictive covenants in our debt agreements which may restrict our ability to pursue our business strategies and our ability to comply with them;

•	the interests of our sponsor may be in conflict with your interests; and

•	other factors detailed from time to time in our filings with the SEC.

For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission and incorporated by reference herein, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2012 and in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2011, each incorporated by reference herein.

The Company’s forward-looking statements speak only as of the date hereof or as of the date they are made. The Company disclaims any intent or obligation to update any “forward looking statement” made in, or incorporated by reference into, this prospectus and any applicable prospectus supplements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

USE OF PROCEEDS

In the event we sell shares of our common stock, we will specify the use of proceeds in the applicable prospectus supplement. We will not receive any proceeds from the sale of any shares of common stock offered by any selling stockholder. We will pay the costs, expenses and fees incurred in connection with the registration under the Securities Act of the common stock.

SELLING SECURITY HOLDERS

Information regarding the beneficial ownership of our common stock by a selling stockholder, the number of shares of common stock being offered by a selling stockholder and the number of shares of common stock beneficially owned by a selling stockholder after the applicable offering, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference therein.

PLAN OF DISTRIBUTION

We and/or the selling stockholders may offer and sell all or a portion of the shares of common stock covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	in the over-the-counter market or on any national securities exchange on which our common stock is listed or traded;

•	in underwritten transactions;

•	in privately negotiated transactions;

•	in a block trade in which a broker-dealer will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise; or

•	directly to one or more purchasers.

We and/or the selling stockholders may sell the common stock at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the common stock from time to time will be determined by each of us and/or the selling stockholders and, at the time of such determination, may be higher or lower than the market price of our common stock on the NYSE.

The common stock may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. We and/or the selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with us and/or the selling stockholders. We and/or the selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of common stock offered by this prospectus, which common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from us and/or the selling stockholders or from purchasers of the common stock for whom they may act as agents. In addition, underwriters may sell the common stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any common stock being sold. Any selling stockholders and any underwriters, dealers or agents participating in a distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the sale of the common stock by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

We and/or any selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. Under the Registration Rights Agreement dated as of December 15, 2009 (the “Registration Rights Agreement”), we have agreed to indemnify certain selling stockholders against certain liabilities related to the sale of the common stock, including certain liabilities arising under the Securities Act. Under such Registration Rights Agreement, we have also agreed to pay the costs, expenses and fees of registering shares of common stock of certain selling stockholders.

At any time a particular offer of the shares of our common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be filed setting forth:

•	the identity of the seller, including the name of any selling stockholder;

•	the number of shares of common stock being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or re-allowed or paid by any underwriters to dealers;

•	the public offering price;

•	other material terms of the offering.

In addition, upon being notified by the selling stockholders that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares of common stock, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.

Any selling stockholder is subject to the applicable provisions of the the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. Regulation M may limit the timing of purchases and sales of any of the common stock offered in this prospectus by such selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of such selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities for the common stock being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities for the common stock.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, a selling stockholder may sell shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

Certain of the underwriters, broker-dealers or agents who may become involved in the sale of the shares of our common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

VALIDITY OF COMMON STOCK

The validity of our common stock offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We incorporate certain information into this prospectus by reference to other documents that we have previously filed with the SEC. This means that we disclose important information to you for purposes of this prospectus by referring you to other documents that have previously been filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. We incorporate into this prospectus by reference each of the following documents listed below other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K:

•	Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 7, 2012;

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2012, filed with the SEC on May 1, 2012;

•	Current Reports on Form 8-K, filed with the SEC on May 18, 2012 and June 28, 2012; and

•	A description of our common stock contained in the Registration Statement on Form 8-A, filed with the SEC on December 14, 2009.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents so long as the registration statement of which this prospectus is a part remains effective. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to: Team Health Holdings, Inc., 265 Brookview Centre Way, Knoxville, TN 37919; telephone: (865) 693-1000, Attention: Investor Relations; email address: ir@teamhealth.com. These filings may also be accessed on our website: http://www.teamhealth.com.

The information incorporated by reference into this prospectus is an important part of this prospectus. Neither we nor any underwriters have authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to any document that we have publicly filed or that we may otherwise publicly file in the future because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, and may no longer continue to be true as of any given date.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, as well as our common stock, we refer you to the registration statement and to its exhibits and schedules. We are subject to the reporting requirements of the Exchange Act and file proxy statements and annual reports, quarterly reports, current reports and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room in Washington, D.C. located at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. Our SEC filings are also available free of charge at the SEC’s web site at www.sec.gov.